                                                                     EXHIBIT 2.1
                                                                     -----------

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                               EPRESENCE, INC.,

                        STRATEGIC NETWORK DESIGNS, INC.

                                      AND

                              THE STOCKHOLDERS OF

                        STRATEGIC NETWORK DESIGNS, INC.

                                     DATED

                                 MAY 11, 2000

                               TABLE OF CONTENTS
                               -----------------

                                                                       Page
                                                                       ----
ARTICLE I   PURCHASE AND SALE OF THE SND SHARES........................  5
     1.1  Purchase of the SND Shares from the Stockholders.............  5
     1.2  Purchase Price...............................................  5
     1.3  Adjustments Following Closing................................  6
     1.4  The Closing..................................................  7
     1.5  Further Assurances...........................................  8

ARTICLE II  REPRESENTATIONS AND WARRANTIES REGARDING THE SND SHARES....  8
     2.1  Ownership of SND Shares......................................  8
     2.2  Authority....................................................  9
     2.3  Noncontravention.............................................  9
     2.4  Investment Representations...................................  9

ARTICLE III REPRESENTATIONS AND WARRANTIES REGARDING SND............... 10
     3.1  Organization................................................. 10
     3.2  Capitalization............................................... 10
     3.3  Authorization................................................ 11
     3.4  Noncontravention............................................. 11
     3.5  Notices and Consents......................................... 11
     3.6  Financial Statements......................................... 11
     3.7  Absence of Certain Changes or Events......................... 12
     3.8  Intellectual Property........................................ 13
     3.9  Year 2000 Compliance......................................... 14
     3.10  Real Property............................................... 14
     3.11  Leases...................................................... 14
     3.12  Personal Property........................................... 15
     3.13  Contracts................................................... 15
     3.14  Books and Records........................................... 16
     3.15  Tax Matters................................................. 16
     3.16  Product and Service Warranties.............................. 17
     3.17  Customers and Suppliers..................................... 17
     3.18  Insurance................................................... 18
     3.19  Legal Compliance............................................ 18
     3.20  Environmental Matters....................................... 19
     3.21  Litigation.................................................. 20
     3.22  Confidential Information.................................... 20
     3.23  Employees................................................... 20
     3.24  Employee Benefits........................................... 20
     3.25  Accounts Receivables........................................ 22
     3.26  Business Relationships With Affiliates...................... 22
     3.27  Brokers..................................................... 22

     3.28  Regulatory Approvals........................................  23
     3.29  Powers of Attorney and Suretyships..........................  23
     3.30  Banking Facilities..........................................  23
     3.31  Indebtedness to and from Officers, Directors and
           Stockholders................................................  23
     3.32  Conflicts of Interest.......................................  23
     3.33  Termination of Certain Agreements...........................  24
     3.34  Disclosure..................................................  24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER ................  24
     4.1  Organization.................................................  24
     4.2  Capitalization...............................................  24
     4.3  Authorization................................................  24
     4.4  Noncontravention.............................................  25
     4.5  Buyer SEC Documents..........................................  25
     4.6  Absence of Certain Changes or Events.........................  25
     4.7  Disclosure...................................................  25

ARTICLE V  POST CLOSING COVENANTS AND AGREEMENTS.......................  26
     5.1  SND Stock Options............................................  26
     5.2  Operation of SND Business....................................  26
     5.3  Location of SND Office.......................................  27
     5.4  Registration of SND Options..................................  27
     5.5  Section 338(h)(10) Election..................................  27
     The Buyer shall be responsible for filing the Form 8023...........  27
     5.6  Tax Returns and Cooperation..................................  27
     5.7  Non-Competition; Non-Solicitation............................  28
     5.8  Reformation..................................................  29
     5.9  Release of Personal Guarantees...............................  29

ARTICLE VI INDEMNIFICATION.............................................  29
     6.1  Indemnification by the Stockholders..........................  29
     6.2  Indemnification by the Buyer.................................  30
     6.3  Claims for Indemnification...................................  30
     6.4  Payment of Indemnification Obligations.......................  32
     6.5  Dollar Limitations...........................................  33
     6.6  Survival.....................................................  34
     6.7  Certain Limitations..........................................  34

ARTICLE VII DISPUTE RESOLUTION.........................................  34
     7.1  General......................................................  34
     7.2  Consent of the Parties.......................................  35
     7.3  Arbitration..................................................  35

ARTICLE VIII  REGISTRATION RIGHTS......................................  36
     8.1  Registration of Shares.......................................  36
     8.2  Registration Procedures......................................  36
     8.3  Requirements of Registering Stockholders.....................  37

     8.4  Indemnification..............................................  37
     8.5  Assignment of Rights.........................................  37
     8.6  No Conflict with Existing Agreements.........................  37

ARTICLE IX  DEFINITIONS................................................  38

ARTICLE X   MISCELLANEOUS..............................................  40
     10.1  Expenses....................................................  40
     10.2  Press Releases and Public Disclosure........................  40
     10.3  Prior Agreements............................................  40
     10.4  No Third Party Beneficiaries................................  40
     10.5  Entire Agreement............................................  40
     10.6  Succession and Assignment...................................  40
     10.7  Counterparts................................................  41
     10.8  Headings....................................................  41
     10.9  Notices.....................................................  41
     10.10  Governing Law..............................................  42
     10.11  Amendments and Waivers.....................................  42
     10.12  Severability...............................................  42

EXHIBITS
--------

Exhibit A    Form of Escrow Agreement

Exhibit B-1  Form of Employment Agreement for David Rovner

Exhibit B-2  Form of Employment Agreement for Ranjan Sinha

Exhibit C    Form of Non-Competition/Non-Solicitation Agreement

Exhibit D    Form of Opinion of St. John & Wayne, L.L.C.

Exhibit E    Form of Opinion of Hale and Dorr LLP


SCHEDULES
---------

Schedule I   List of Stockholders

Schedule II  Performance Based Targets

Schedule III Third Party and Governmental Consents Required for Closing

Schedule IV Calculation of SND Consulting Revenue and Gross Margins for the year ended December 31, 1999

Schedule V   Certain Stockholders

Schedule VI  Other Stockholders

                           STOCK PURCHASE AGREEMENT

     This Agreement is entered into as of May 11, 2000 by and among ePresence, Inc., a Massachusetts corporation (the "Buyer"), Strategic Network Designs, Inc., a New Jersey corporation ("SND") and the stockholders of SND listed on
Schedule I attached hereto (individually, a "Stockholder" and collectively, the "Stockholders"). The Buyer, SND and the Stockholders are referred to collectively herein as the "Parties."

                             PRELIMINARY STATEMENT
                             ---------------------

     1. The Stockholders collectively own all of the outstanding shares of the capital stock of SND, which consists of 1,000,000 shares of Series A common stock and 155,380 shares of Series B common stock (collectively, the "SND Shares"), as set forth in more detail on Schedule I attached hereto.

     2. The Buyer desires to purchase from the Stockholders, and the Stockholders desire to sell to the Buyer all of the SND Shares, for the consideration set forth below, subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the representations, warranties and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, and with the intent to be bound, the Parties agree as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF THE SND SHARES

     1.1 Purchase of the SND Shares from the Stockholders. Upon and subject to the terms and conditions of this Agreement, at the closing of the purchase and sale of the SND Shares contemplated by this Agreement (the "Closing"), each Stockholder shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from each Stockholder, all of the SND Shares owned by such Stockholder, as set forth on Schedule I attached hereto.

     1.2 Purchase Price. The purchase price to be paid by the Buyer for the SND Shares shall be as follows:

     (a)  At the Closing, the Buyer shall deliver:

          (i) To the Stockholders, the sum of Fourteen Million Seven Hundred Fifteen Thousand One Hundred Eighty Six ($14,715,186) Dollars (the "Cash Purchase Price"), by wire transfer of immediately available funds to the designated accounts of each of the Stockholders or by check delivered to the Stockholders' Representative (net of applicable withholding taxes and professional fees described on Schedule I attached hereto), in accordance with the percentages as set forth on Schedule I, attached hereto. Buyer shall simultaneously remit to SND by wire transfer to an account designated by SND the applicable withholding taxes described on Schedule I attached hereto.

          (ii) (A) to SND a payment of Nine Hundred Ten Thousand Eight Hundred ($910,800) Dollars to be applied to the built in gain tax imposed under Section 1374 of the Code (the "Built-in Gain Tax") in accordance with Section 5.6 hereof.
               (B) to SND a payment of Three Hundred Seventy Four Thousand Fourteen ($374,014) Dollars to be applied to the New Jersey Corporate Tax (the "NJ Tax"), in accordance with Section 5.6 hereof.

          (iii) To the Stockholders, 221,713 shares of common stock (the "Purchase Price Common Stock"), $0.01 par value per share, of the Buyer (the "Buyer Common Stock") (representing the quotient of Three Million ($3,000,000) Dollars divided by the average last reported sales price of the Buyer Common Stock on the Nasdaq National Market during the ten (10) trading days ending two
(2) days prior to the Closing Date), allocated among the Stockholders as set forth on Schedule I attached hereto.

          (iv) To State Street Bank and Trust Company, as escrow agent (the "Escrow Agent"), the sum of One Million Five Hundred Thousand ($1,500,000) Dollars, (the "Escrow Amount") to be held in an interest-bearing escrow account pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the "Escrow Agreement"), for the purpose of securing the indemnification obligations of the Stockholders set forth in Article VI of this Agreement and satisfying any purchase price adjustment as set forth in Section 1.3(d) of this Agreement. The Escrow Amount shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

      (b) (i) If certain Consulting Revenue Targets (as defined below) and Gross Margin Targets (as defined below) (collectively, the "Performance Based Targets") as set forth on Schedule II attached hereto are achieved by the SND Business Unit (as defined below), the Buyer shall pay to the Stockholders additional consideration of up to Ten Million ($10,000,000) Dollars pursuant to
Section 1.2(b)(ii) in either cash (the "Contingent Cash Payment") or, in the sole discretion of the Buyer, subject to the exceptions provided herein, a combination of cash and shares of Buyer Common Stock (such shares, if any, the "Contingent Shares") (the Contingent Cash Payment and Contingent Shares together, the "Contingent Payment"), provided that the aggregate value of the Contingent Shares issued may not be greater than sixty percent (60%) of the total Contingent Payment (the "Contingent Shares Limit"). The number of Contingent Shares to be issued, if any, shall be determined by (i) the Buyer establishing the dollar value of that portion of the Contingent Payment to be satisfied by the issuance of Contingent Shares (subject to the Contingent Share Limit) and (ii) dividing that dollar value by the average last reported sales price of the Buyer Common Stock on the Nasdaq National Market during the ten
(10) trading days prior to the Contingent Payment Date (as defined in Subsection
(ii) below). If the Buyer's common stock is not listed on the Nasdaq National Market or the New York Stock Exchange and the Contingent Shares are not eligible to be traded thereon, notwithstanding anything to the contrary provided herein, the Buyer shall pay the Contingent Payment in cash. Any Contingent Payment made pursuant to this Section 1.2(b) shall be allocated among the Stockholders according to the percentages set forth on Schedule I attached hereto.

          (ii) Not later than thirty days from the first anniversary of the Closing Date (the "Contingent Payment Date"), the Buyer shall deliver to the Stockholders' Representative the Buyer's calculation of the Contingent Payment, including the number of Contingent Shares to be issued, if any, as part of the Contingent Payment, accompanied by an income statement for the Earnout Period (as defined in Schedule II attached hereto) supporting such calculation (together the "Contingent Payment Report") and Buyer shall pay such amount immediately. The Buyer shall provide to such Stockholders' Representative information and, if applicable, access to Buyer's representatives, as may be reasonably required by him to verify the Contingent Payment Report. In the event that the Stockholders' Representative shall give written notice to the Buyer within thirty (30) days after receiving the Contingent Payment Report and the Contingent Payment that the Stockholders' Representative objects to the Buyer's determination of the amount paid as the Contingent Payment, the Buyer and Stockholders' Representative shall engage (and each of the Buyer, on the one hand, and the Stockholders, jointly and severally on the other hand, shall pay one-half of the expense of such engagement) a "big five" accounting firm that is mutually acceptable to the Buyer and the Stockholders' Representative to determine whether any additional Contingent Payment is due. Prior to engaging such accounting firm, the Buyer and the Stockholders Representative shall use reasonable best efforts during a period not to exceed thirty (30) days to resolve the disputes over the calculation of the Contingent Payment. In the absence of fraud, the determination of such "big five" accounting firm shall be final and -

          (iii) binding on all parties. If no notice is provided by the Stockholders' Representative within such 30-day period, the Contingent Payment Report delivered by the Buyer shall be the final determination of the Contingent Payment. For the avoidance of doubt and in order to assist the parties in the calculation of the Contingent Payment amount, the Parties have attached as
Schedule IV to this Agreement the calculation of each of SND's Consulting Revenue and Gross Margin for the year ended December 31, 1999. Buyer and the Stockholders acknowledge and agree that the calculation of SND's Consulting Revenue and Gross Margin during the Earnout Period (as defined in Schedule II attached hereto) shall be calculated in the same manner and on the same basis consistent with the practice and the methodology used in calculating such amounts for the period ended December 31, 1999. The additional Contingent Payment, if any, shall be made not later than fifteen (15) days after the final determination of the Contingent Payment.

          (iv) If there shall occur any reorganization, recapitalization, consolidation, Change of Control, merger or sale involving the Buyer in which the Buyer Common Stock is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, consolidation, merger or sale, the Buyer shall be required to satisfy the Contingent Payment, if any, solely in cash.

          (c) Notwithstanding anything in this Agreement to the contrary, the Maximum Contingent Payment shall be deemed earned and (except as set forth in (iv) below) it shall be immediately paid solely in cash upon the occurrence of any of the following events or circumstances during the Earnout Period (as defined in Schedule II attached hereto):

          (i) the Buyer ceases to directly or indirectly own a majority of the capital stock of SND;

          (ii) the liquidation of dissolution of Buyer;

          (iii) the Bankruptcy of Buyer; or

          (iv) if either Ranjan Sinha or David R. Rovner is terminated by the Buyer without cause or if there is a material change in either of their duties or responsibilities or in their positions as SND Business Unit General Manager and Vice President of ePresence Solutions unless otherwise mutually agreed (provided that upon such event the Contingent Payment need not be paid solely in cash).

      (d) For purposes of this Agreement and all ancillary agreements and documents related to this transaction, the following terms shall have the following definitions:

          (i)  "Bankruptcy" shall mean:

               (A) Buyer or its successor in interest makes an assignment for the benefit of creditors or petitions or applies for the appointment of a liquidator, receiver or custodian (or similar official) of all or any substantial part of its assets, or Buyer or its successor in interest commences any proceeding or case relating to it under the bankruptcy code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or similar law of any jurisdiction, or takes any action to authorize any of the foregoing; or

               (B) any petition or application of the type described in subsection (A)(i) is filed or if any such proceeding or case is commenced against Buyer or its successor in interest and is not dismissed within sixty
(60) days, or Buyer or its successor in interest indicates its approval thereof, consents thereto or acquiesces therein, or an order is entered appointing any such liquidator or receiver or custodian (or similar official), or adjudicating Buyer and/or its successor in interest bankrupt or insolvent, or approving a petition in any such proceeding, or a decree or order for relief is entered in respect of Buyer of its successor in interest in an insolvency case under the Bankruptcy Code or any other bankruptcy, reorganization, arrangement, insolvency, readjustment of debt or similar law of any jurisdiction.

          (ii) "Change of Control" shall mean the occurrence of any of the following:

               (A) the Buyer consolidates with, or merges with or into, another person (other than a director or indirect wholly-owned subsidiary) or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets or the assets of the Buyer and its subsidiaries taken as a whole to any person, or any person consolidates with, or merges with, or into, the Buyer, in any such event pursuant to a transaction in which the outstanding voting stock of the Buyer is converted into or exchanged for cash, securities or other property, other than any such transaction where the outstanding voting stock of Buyer is converted into or exchange for voting stock of the surviving or transferring corporation and the beneficial owners of the voting stock of Buyer immediately prior to such transaction owned, directly or indirectly, not less than a majority of the voting stock of the surviving or transferring corporation immediately after such transaction, or

               (B) the Buyer, either individually or in conjunction with one or more subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or its subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Buyer and its subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including capital stock of the subsidiaries, to any person.

          (iii) "Consulting Revenue Targets" and "Gross Margin Targets" shall each have the respective meaning ascribed to them on Schedule II, attached hereto. (iv) "Material Adverse Effect" shall mean a material adverse effect on SND or its business, results of operations, financial condition, assets or liabilities.

          (v) The "SND Business Unit" shall mean all of the business conducted by SND as of the Closing, and conducted after the Closing by the Buyer, but excluding entities and businesses acquired by the Buyer after the Closing, unless the Buyer and the Stockholders' Representative (as defined below) mutually agree by written consent to include such an entity or business acquired by the Buyer.

          (vi) "Stockholders' Representative" means Ranjan Sinha (or, after his resignation, his duly appointed replacement, as determined by Stockholders who held not less than a majority of SND's capital stock immediately prior to the Closing), who is hereby designated by each of the Stockholders to serve as the representative of the Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholders' Representative. Each of the Stockholders, by execution of this Agreement, hereby irrevocably appoints the Stockholders' Representative as the agent, proxy and attorney-in-fact for such Stockholder for the following purposes: (a) to consummate the transactions contemplated herein, (b) to pay such Stockholder's expenses incurred in connection with the negotiation and performance of this Agreement,
(c) to disburse any funds received hereunder to such Stockholder and each other Stockholder, (d) to execute and deliver on behalf of all Stockholders the cross-receipt referred to in Section 1.4(b)(viii), the Escrow Agreement attached hereto as Exhibit A and such further instruments as the Buyer may reasonably request to consummate the transactions contemplated hereby and (e) to negotiate, settle, compromise and otherwise handle all disputes under this Agreement and the Escrow Agreement, and to resolve any issues that might arise with respect to the Contingent Payment, purchase price adjustments pursuant to Section 1.3(d) and all claims for indemnification made by the Buyer. Each of the Stockholders hereby agrees that (x) the Buyer may rely conclusively on the instructions and decisions made by the Stockholders' Representative, (y) all actions and decisions of the Stockholders' Representative shall be binding and conclusive on and among the Stockholders and (z) no Stockholder shall bring any claim against the Buyer or any of its directors, officers, employees or affiliates that is based directly or indirectly on actions taken by the Stockholders' Representative under or relating to this Agreement or the Escrow Agreement referred to herein. Each of the Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholders' Representative and shall survive the death, incapacity or bankruptcy of any Stockholder.

     1.3  Adjustments Following Closing.

          (a) As promptly as possible following the Closing Date, SND shall cause Amper, Politziner & Mattia P.A. (the "SND Accountants") to conduct an audit of the books and records of SND as of the business day immediately preceding the Closing Date. Not later than sixty (60) days after the Closing Date, SND shall cause the SND Accountants to deliver an audited balance sheet of SND as of such date (the "Initial Final Closing Balance Sheet") to the Buyer and its accountants. The Initial Final Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied consistently with SND's past practice and be accompanied by an unqualified opinion of the SND Accountants.

          (b) The Initial Final Closing Balance Sheet shall be binding upon the Buyer and the Stockholders, unless the Buyer gives written notice to the Stockholders' Representative, within forty-five (45) days after receipt of the Initial Final Closing Balance Sheet, of disagreement with any of the values or amounts shown on the Initial Final Closing Balance Sheet, specifying as to each such item in reasonable detail, the nature and extent of such disagreement (the "Dispute Notice"). If the Buyer and the Stockholders' Representative are unable to resolve any such disagreement within forty-five (45) days after the date of the Dispute Notice, the disagreement shall be submitted to arbitration with a mutually agreed-upon "big five" independent certified public accounting firm serving as arbitrator. Any decision of the arbitrator shall be binding on all parties absent fraud. If as a result of the resolution of any dispute by agreement or by arbitration pursuant to this Section 1.3, any amount shown in the Initial Final Closing Balance Sheet is determined to be erroneous, such erroneous amount shall be deleted from the Initial Final Closing Balance Sheet and the correct amount shall be inserted in lieu thereof. The Initial Final Closing Balance Sheet, as so corrected, shall constitute the final closing balance sheet (the "Final Closing Balance Sheet") for purposes of this Agreement.

          (c) The Buyer, on the one hand, and the Stockholders, jointly and severally on the other hand, shall each pay one-half of the fees and disbursements of the SND Accountants and the arbitrator contemplated by Section 1.3(b).

          (d) Based on the Final Closing Balance Sheet, to the extent SND's Working Capital (as defined below) at the Closing Date is less than zero, the Cash Purchase Price paid by the Buyer for the purchase of SND Shares shall be reduced by that amount. For purposes of this Agreement, "Working Capital" means total current assets (including unbilled accounts receivable), less total current liabilities (but excluding payments for (i) the estimated Built-in Gains Tax, (ii) the NJ Tax and (iii) withholding taxes set forth on Schedule I attached hereto). In the event the adjustment provided in the foregoing sentence results in a reduction in the purchase price under Section 1.2(a) paid by the Buyer, the Stockholders' Representative shall pay to the Buyer on behalf of the Stockholders, in cash, by wire transfer of immediately available funds to an account designated by the Buyer, the amount by which the purchase price is so reduced within fourteen (14) days of (i) the expiration of the forty-five (45) day period after receipt of the Initial Final

Closing Balance Sheet, within which the Buyer must provide the Dispute Notice, if any, or (ii) the final resolution of any dispute in connection with the determination of the Final Closing Balance Sheet, and the Stockholders shall promptly reimburse the Stockholders' Representative for such amount in proportion to the percentages set forth on Schedule I attached hereto. To the extent that any Stockholder does not timely satisfy its allocated portion of such obligation, the Buyer in its sole discretion may elect to satisfy such payment obligation from either or both, as the need may be, the Escrow Amount and through offset against the Contingent Payments as permitted herein.

     1.4  The Closing.

          (a) The execution and delivery by the Parties of this Agreement shall take place simultaneously with the Closing. The Closing shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m., local time, on May 11, 2000, or, if all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby have not been satisfied or waived by such date, on such mutually agreeable later date as soon as practicable after the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

          (b) Closing Deliverables; Conditions to Closing. At the Closing, the responsible party shall deliver the following documents and satisfy the following conditions to Closing:

               (i) each Stockholder shall deliver to the Buyer one or more certificates evidencing all of the SND Shares owned by such Stockholder, duly endorsed in blank or with stock powers duly executed by the Stockholder;

               (ii) the Buyer shall deliver (A) the Cash Purchase Price to the bank account referenced in Section 1.2(a)(i), and (B) the portion of the Purchase Price Common to each Stockholder as set forth opposite such Stockholder's name on Schedule I attached hereto;

               (iii) the Buyer, the Escrow Agent and the Stockholders' Representative shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit A;

               (iv) the Buyer and each of David Rovner and Ranjan Sinha shall execute and deliver an Employment Agreement in the form attached hereto as Exhibit B-1 and Exhibit B-2, respectively;

               (v) SND shall deliver the Non-Competition/Non-Solicitation Agreements in the form attached hereto as Exhibit C;

               (vi) St. John & Wayne, L.L.C. shall deliver to the Buyer an opinion with respect to the matters set forth in Exhibit C attached hereto, addressed to the Buyer and dated as of the Closing Date;

               (vii) Hale and Dorr LLP shall deliver to the Stockholders an opinion with respect to the matters set forth in Exhibit D attached hereto, addressed to the Stockholders and dated the Closing Date;

               (viii) the Buyer and the Stockholders' Representative (on behalf of the Stockholders) shall execute and deliver a cross-receipt evidencing the purchase and sale of the SND Shares referred to above;

               (ix) the Stockholders and SND shall deliver to the Buyer all third party and governmental consents, as set forth on Schedule III attached hereto;

               (x) SND shall deliver to the Buyer a certificate from the Secretary of State of the State of New Jersey as to the good standing, due incorporation, legal existence and payment of all franchise taxes of SND;

               (xi) SND shall deliver to the Buyer copies of resolutions of the board of directors and the Stockholders authorizing the execution, delivery and performance by SND and the Stockholders of this Agreement and all transactions contemplated herein, including a resolution regarding the full accelerated vesting of the Series B common stock one day prior to the Closing Date;

               (xii) SND shall deliver to the Buyer a copy of the resolutions of the board of directors regarding the recipients and numbers of SND Stock Options issued immediately before closing;

               (xiii) SND shall deliver to the Buyer evidence of satisfaction of all long-term debt; and

               (xiv)  Buyer shall deliver the Escrow Amount to the Escrow Agent.

     1.5 Further Assurances. At any time and from time to time after the Closing, at the reasonable request of the Buyer and without further consideration, the Stockholders shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take all such other action as the Buyer may reasonably request, more effectively to transfer, convey and assign to the Buyer, and to confirm the Buyer's title to, all of the SND Shares, to put the Buyer through its ownership of the SND Shares in actual possession and operating control of the assets (including without limitation the original corporate minute books of SND and all corporate seals), properties and business of SND, and to carry out the purpose and intent of this Agreement.

                                  ARTICLE II

            REPRESENTATIONS AND WARRANTIES REGARDING THE SND SHARES

     Each of the Stockholders severally represents and warrants to the Buyer as follows:

     2.1 Ownership of SND Shares. Each Stockholder has good and marketable title, free and clear of any and all Security Interests (as defined below), to all of the SND Shares listed on Schedule I attached hereto as being owned by him and does not own or have any rights to acquire any other SND Shares. Each Stockholder has the full right, power and authority to sell, transfer, convey, assign and deliver to the Buyer at the Closing the SND Shares owned by him and, upon consummation of the purchase and sale contemplated hereby, the Buyer will acquire from him good and marketable title to such SND Shares, free and clear of all Security Interests, other than those created or arising by reason of any action of the Buyer. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, lien, contractual restriction or covenant, option or other adverse claim (whether arising by contract or by operation of law).

     2.2 Authority. Each Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement has been duly and validly executed and delivered by him, and constitutes a valid and binding obligation of him, enforceable against him in accordance with its terms.

     2.3 Noncontravention. Neither the execution and delivery of this Agreement by such Stockholder, nor the consummation by him of the transactions contemplated hereby, will (a) conflict with, result in a breach of, constitute a default under, or require any notice, consent or waiver under, any agreement or instrument to which such Stockholder is a party or by which such Stockholder is bound, (b) result in the imposition of any Security Interest upon the SND Shares owned by him, or (c) violate any law, rule, regulation, order, writ, injunction or decree applicable to such Stockholder or to the SND Shares owned by such Stockholder.

     2.4  Investment Representations.

          (a) Such Stockholder is acquiring the Purchase Price Common Stock and the Contingent Shares, if any, (collectively, the "Purchase Price Securities"), to be issued to such Stockholder pursuant to this Agreement for his or its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any rule or regulation under the Securities Act.

          (b) Such Stockholder has had adequate opportunity to obtain from representatives of the Buyer such information, in addition to the representations set forth in the Agreement, as is necessary to evaluate the merits and risks of such Stockholder's acquisition of the Purchase Price Securities.

          (c) Such Stockholder has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Purchase Price Securities and to make an informed investment decision with respect to such acquisition.

          (d) Such Stockholder understands that the Purchase Price Securities have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that until such shares are so registered, the Purchase Price Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

          (e) Such Stockholder agrees and understands that until the Purchase Price Securities are sold under an effective registration statement pursuant to
Article VIII or sold pursuant to Rule 144 under the Securities Act, a legend substantially in the following form may be placed on the certificate representing the Purchase Price Securities to be issued to the Stockholder:

          "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

          (f) Each of the Stockholders represents that he, she or it (i) is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act or (ii) has utilized a purchaser representative in accordance with Regulation D under the Securities Act.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES REGARDING SND

     SND and each of David Rovner, Ranjan Sinha and the other Stockholders listed on Schedule VI attached hereto, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule provided by SND to, and accepted by, the Buyer (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III.

     3.1 Organization. SND is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has all requisite power and authority to own its properties and to carry on its business as now being conducted to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. True, correct and complete copies of the Certificate of Incorporation and Bylaws of SND, as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. SND does not have any subsidiaries, nor directly or indirectly own any equity interest, partnership or similar interest in any other corporation, partnership, joint venture or other entity. SND is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or character of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect. Section 3.1 of the Disclosure Schedule sets forth a true, correct and complete list of such foreign jurisdictions.

     3.2 Capitalization. The authorized capital stock of SND consists of 2,000,000 shares of common stock, no par value, of which 1,000,000 shares are designated as Series A Common Stock and 1,000,000 shares are designated as Series B Common Stock (collectively, the "SND Common Stock"); 1,000,000 shares of the Series A Common Stock are issued and outstanding and 155,380 shares of Series B Common Stock are issued and outstanding as of the date of this Agreement; all outstanding shares are held of record and beneficially by the Stockholders as set forth on Schedule I attached hereto. None of the shares of SND Common Stock are held in the treasury of SND. All of the outstanding SND Shares are duly authorized, validly issued, fully paid and nonassessable and were issued without violation of any preemptive rights. There are no outstanding or authorized options, warrants, rights, agreements, obligations or commitments to which SND is a party or which are binding upon SND providing for the issuance, disposition or acquisition, contingent or otherwise, of any of its capital stock, or any other securities exercisable therefore or convertible thereto. There are no outstanding or authorized options, warrants, rights, agreements, obligations or commitments to which SND is a party or which are binding upon SND providing for the issuance, disposition or acquisition, contingent or otherwise, of any of its capital stock, or any other securities exercisable therefore or convertible thereinto. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to SND. There are no agreements, voting trusts, proxies or understandings with respect to the voting, or registration under the Securities Act of any capital stock of SND. All of the issued and outstanding SND Shares were issued in compliance with applicable federal and state securities laws.

     3.3 Authorization. The execution and delivery by SND of this Agreement, and the consummation by SND of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of SND. This Agreement constitutes a valid and binding obligation of SND, enforceable against SND in accordance with its terms.

     3.4 Noncontravention. The purchase and sale of the SND Shares contemplated by this Agreement will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to SND; (b) violate the provisions of the Certificate of Incorporation or Bylaws of SND; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to SND; (d) conflict with, result in the breach or termination of, constitute a default under, or cause the creation of any Security Interest upon SND's assets pursuant to, any Contract (as defined in Section 3.13(a)) or Permit (as defined in Section 3.19) of SND; or (e) cause any acceleration under, or cause the creation of, any Security Interest upon the assets or properties of SND pursuant to any indenture, mortgage, deed of trust or other instrument or agreement to which SND is a party or by which SND or any of its properties may be bound.

     3.5 Notices and Consents. Section 3.5 of the Disclosure Schedule sets forth a true, correct and complete list of each notice, consent, approval, waiver, authorization, novation or amendment required to be obtained prior to or as a result of the consummation of the purchase and sale of SND Shares contemplated by this Agreement.

     3.6  Financial Statements.

          (a) SND has previously delivered to the Buyer its audited financial statements as of and for the year ended December 31, 1999 and 1998 and its unaudited financial statements as of and for the quarter ended March 31, 2000. Such financial statements (i) have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, (ii) fairly present, as of the dates and for the periods indicated, the financial position and the results of operations of SND, (iii) are consistent with the books and records of SND, and
(iv) with respect to the audited financial statements, are certified without qualification by the SND Accountants.

          (b) SND has no liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, other than (i) the liabilities shown on SND's audited balance sheet as of December 31, 1999 or the unaudited balance sheet as of March 31, 2000

(the "Balance Sheets"), (ii) liabilities incurred in the ordinary course of business since December 31, 1999 or March 31, 1999, as applicable. The amounts shown as accrued for income tax in the financial statements as of December 31, 1999 and March 31, 2000 are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to SND, whether disputed or not, for the applicable period then ended.

     3.7 Absence of Certain Changes or Events. Since December 31, 1999 (the date of the last audited financial statement received by SND):

         (a) there has been no matter resulting in a Material Adverse Effect and there has not occurred, nor is there any threatened occurrence of, any event or development which could reasonably be expected to have a Material Adverse Effect.

         (b) SND has not entered into any transaction which is not in the usual and ordinary course of its business. Without limiting the generality of the foregoing, SND has not:

             (i) incurred any material obligation or liability for borrowed money;

             (ii) discharged or satisfied any lien or encumbrance or paid any obligation or liability other than current liabilities reflected in the Balance Sheet;

             (iii) mortgaged, pledged or subjected to lien, charge or other encumbrance any of its properties or assets;

             (iv) sold or purchased, assigned or transferred any of its tangible assets or cancelled any debts or claims, except for inventory sold in the ordinary course of business;

             (v) made any material amendment to or termination of any Contract or done any act or omitted to do any act which would cause the breach of any Contract;

             (vi) suffered any losses of personal property, whether insured or uninsured, in excess of Five Thousand ($5,000) Dollars in the aggregate, or waived any rights of any value;

             (vii) authorized any declaration or payment of dividends by SND, or paid any such dividends, or authorized any transfer of assets of any kind whatsoever by SND to any of its stockholders with respect to any shares of its capital stock;

             (viii) received notice of any litigation or warranty claim;

             (ix) made any material change in the terms, status or funding condition of any Employee Benefit Plan, as defined in Section 3.24 hereof;

             (x) engaged any new employee for a salary and bonus in excess of One Hundred Thousand ($100,000) Dollars per annum;

             (xi) made, or committed to make, any changes in the compensation payable to any officer, director, employee or agent of SND, or any bonus payment or similar arrangements made to or with any of such officers, directors, employees or agents in excess of Fifteen Thousand ($15,000) Dollars per annum;

             (xii) incurred any capital expenditure in excess of Fifteen Thousand ($15,000) Dollars in any instance or Twenty Five Thousand ($25,000) Dollars in the aggregate; or

             (xiii) made any material alteration in the manner of keeping the books, accounts or records of SND, or in the accounting practices therein reflected including, without limitation, regarding revenue recognition.

     3.8  Intellectual Property.

          (a) SND owns or has the right to use all Intellectual Property (as defined below) necessary for the operation of its business as presently conducted (the "SND Intellectual Property"). Each item of SND Intellectual Property will be owned or available for use by SND on identical terms and conditions immediately following the Closing. SND has taken all reasonable measures to protect the proprietary nature of each item of SND Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. Section 3.8(a) of the Disclosure Schedule sets forth a true, correct and complete list of all SND Intellectual Property that is owned by SND. No other person or entity has any rights to any of the owned SND Intellectual Property, except pursuant to agreements and licenses specified in Section 3.8(c) of the Disclosure Schedule, and, to the knowledge of the Stockholders and SND, no person or entity is infringing, violating or misappropriating any SND Intellectual Property. No owned SND Intellectual Property is subject to any Security Interest. SND has made available to the Buyer correct and complete copies of all written documentation evidencing ownership or licensing of, and any claims or disputes relating to, each item of SND Intellectual Property (other than off-the-shelf software programs licensed by SND pursuant to "shrink-wrap" licenses). For purposes of this Agreement, "Intellectual Property" means all (i) patents and patent applications, (ii) trademarks, servicemarks, logos, tradenames and registrations, and applications for registration, thereof, (iii) copyrights and registrations thereof, (iv) formulas, processes, tools, techniques, technical data, research and development information or other confidential information used in connection with or necessary to the business of SND, (v) computer software, data and documentation,
(vi) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, and (vii) other proprietary rights relating to any of the foregoing.

          (b) None of the activities or business presently or previously conducted by SND infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. Neither SND nor any Stockholder has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          (c) Section 3.8(c) of the Disclosure Schedule is a true, correct and complete list of each license or other agreement pursuant to which SND has licensed, distributed or otherwise granted any rights to any third party with respect to, any of SND Intellectual Property. SND has not agreed to indemnify any person or entity for or against any infringement, misappropriation, or other conflict with respect to any item of Intellectual Property that SND owns or uses.

          (d) Section 3.8(d) of the Disclosure Schedule identifies each material item of SND Intellectual Property that is owned by a party other than SND, and the license or agreement pursuant to which SND uses it. With respect to each such item of Intellectual Property, the license or agreement covering such item is valid and enforceable in accordance with its terms and will continue to be valid and enforceable after the Closing.

     3.9  Year 2000 Compliance.

          (a) All internal computer systems that are material to SND's business and operations are Year 2000 Compliant and SND has experienced no Year 2000-related problems with its internal systems. All the goods, materials, services, products, software or other items currently offered for sale or license, under development or previously sold or licensed by SND, and with respect to which any of them has any warranty, maintenance, support, upgrade or other obligation or liability, are Year 2000 Compliant. For purposes of this Agreement, "Year 2000 Compliant" means, with respect to computer and electronic systems, that such system, when used properly in accordance with its documentation, is capable of correctly receiving, processing and providing date data within and between the twentieth and twenty-first centuries; provided that all applications, hardware and other systems used in conjunction with such system correctly exchange date data with or provide data to such system.

          (b) SND has not received any written claim or demand, nor do the Stockholders or SND have knowledge of any problem or pending or threatened claim or demand, asserting any problems associated with the Year 2000.

     3.10 Real Property. SND does not own, and has never owned, any real property.

     3.11 Leases. Section 3.11 of the Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all leases of real property, identifying separately each ground lease to which SND is a party (collectively, the "Leases"). True, correct and complete copies of all Leases and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Stockholders or SND to the Buyer. The Leases are in full force and effect, are binding and enforceable against each of the parties thereto in accordance with their respective terms and have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder and that such default remains uncured. There has not occurred any event which would constitute a material breach of or default by SND or, to the knowledge of SND, any other party, in the performance of any covenant, agreement or condition contained in any Lease, nor has there occurred any event which with the passage of time or the giving of notice or both would constitute such a material breach or material default. SND is not obligated to pay any leasing or brokerage commission relating to any Lease and will not have any obligation to pay any leasing or brokerage commission upon the renewal of any Lease. No construction, alteration or other leasehold improvement work with respect to any of the Leases remains to be paid for or to be performed by SND. The financial statements referred to in Section 3.6 above contain adequate reserves to provide for the restoration of the property subject to the Leases at the end of the respective Lease terms, to the extent required by the Leases.

     3.12 Personal Property.

          (a) Section 3.12(a) of the Disclosure Schedule sets forth (i) a true, correct and complete list as of the Closing Date of all items of tangible personal property, including without limitation purchased and capitalized software, owned by SND as of the date hereof, or not owned by SND but in the possession of or used in the business of SND (collectively, the "Personal Property"), other than individual assets with a book value or annual rental payments of less than Five Thousand ($5,000) Dollars; and (ii) a description of the owner of, and any agreement relating to the use of, each item of Personal Property not owned by SND and the circumstances under which such Property is used. Each item of Personal Property not owned by SND is in such condition that upon the return of such property to its owner in its present condition at the end of the relevant lease term or as otherwise contemplated by the applicable agreement between the respective entity and the owner or lessor thereof, the obligations of the respective entity to such owner or lessor will be discharged.

          (b) SND owns or leases all items of Personal Property necessary for the conduct of its business as presently conducted by SND. Each such item is free from defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. All such items are located at SND's facility at 60 Walnut Avenue, Clark, New Jersey 07066-1606.

          (c) No item of Personal Property is subject to any Security Interest. SND has good and marketable title to each item of Personal Property. No officer, director, Stockholder or employee of SND owns directly or indirectly any of the Personal Property.

     3.13 Contracts.

          (a) Section 3.13 of the Disclosure Schedule sets forth a true, correct and complete list of each of the following contracts, agreements or commitments (written or oral) to which SND is a party (other than those listed in Section
3.8 of the Disclosure Schedule): (i) any contract, agreement or commitment providing for the payment or receipt by SND of an amount in excess of Ten Thousand ($10,000) Dollars per year which is not terminable by SND without penalty on sixty (60) days or less notice; (ii) any contract, agreement or commitment concerning ownership of ideas or inventions or work-for-hire; (iii) any contract, agreement or commitment with any current or former stockholders, officers, directors or employees of or consultants to SND, except employee-at-will arrangements; (iv) any partnership or joint venture agreement; (v) any lease or sublease of real estate; (vi) any agreement for the borrowing of money or guarantee of indebtedness; (vii) any agreement with a customer or others under which SND has granted exclusive rights or "most favored nation" pricing terms; (viii) any agreement containing a non-compete covenant or non-solicitation obligation; (ix) any agreement relating to the acquisition or disposition of assets outside the ordinary course of business having a value of more than Five Thousand ($5,000) Dollars individually or in the aggregate; (x) any pledge or title retention agreement; (xi) any collective bargaining agreements; and (xii) any other material agreements (collectively, together with the agreements and licenses listed in Sections 3.8 and 3.17 of the Disclosure Schedule, the "Contracts").

          (b) SND has previously delivered to the Buyer a complete and accurate copy of each Contract. Each Contract is a valid and binding agreement between SND and the other party or parties thereto, and will continue to be so immediately following the Closing; no defaults or breaches exist under any of the Contracts on the part of SND or, to the knowledge of SND, any other party thereto, and none will arise as a result of the purchase and sale of SND Shares contemplated by this Agreement, that would give rise to a right to terminate such Contract on the part of the other party.

          (c) SND has no written or oral contracts which are expected to be performed at, or to result in, a loss.

     3.14 Books and Records. The corporate minute books, financial, tax and accounting records and other business records of SND are accurate and complete in all material respects and have been maintained and retained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

     3.15 Tax Matters.

          (a) SND has filed on a timely basis all federal, state, local and foreign Tax (as defined below) returns that were required to be filed, all of which returns were accurate and complete in all material respects. SND has paid on a timely basis all Taxes which have become due and withheld and has remitted on a timely basis any Taxes required to be withheld by it. The unpaid Taxes of SND for tax periods through the Closing Date do not exceed the accruals and reserves for Taxes set forth on the Final Closing Balance Sheet of SND. No unsatisfied deficiencies have been asserted or assessed against SND as a result of any audit by the Internal Revenue Service or any state or local taxing authority, and no examination or audit by any such authority is currently in progress or, to the knowledge of SND, threatened.

          (b) SND is not and has never been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax returns. SND has delivered to the Buyer complete and accurate copies of all federal, state and local income and property Tax returns, examination reports and statements of deficiencies assessed against or agreed to by SND since December 31, 1996. No examination or audit of any Tax return of SND by any governmental entity is currently in progress or, to the knowledge of SND, threatened. SND has not waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency. SND (i) is not a "consenting corporation" within the meaning of
Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), and none of the assets of SND are subject to an election under Section 341(f) of the Code; (ii) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has no actual or potential liability for any Taxes of any person or entity under

Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local or foreign law), or as a transferee or successor, by contract, or otherwise; and (iv) is not and has not been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation
Section 1.337(d)-2(b). SND has not been informed by any jurisdiction that the jurisdiction believes that SND was required to file any Tax return that was not filed. None of the assets of SND is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code. None of the assets of SND is "tax-exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of SND directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. SND has not undergone a change in its method of accounting resulting in an adjustment to its taxable income pursuant to
Section 481(a) of the Code. No state or federal net operating loss of SND determined as of the Closing Date is subject to limitation on its use pursuant to Section 382 of the Code or comparable provisions of state law as a result of any "ownership change" within the meaning of Section 382(g) of the Code occurring prior to the Closing Date.

          (c) At all times since its incorporation, for federal income tax purposes, SND has validly been treated as an "S corporation" within the meaning of Section 1361(a) of the Code and has validly been treated in a similar manner for purposes of the income tax laws of all states in which it has been subject to taxation. SND has not at any time had any "net unrealized built-in gain" within the meaning of Section 1374(d) of the Code that would give rise to taxation pursuant to Section 1374 of the Code (or comparable provisions of state law) if all of the assets of SND were disposed of as of the end of the day immediately preceding the Closing Date at their respective fair market values.

          (d) "Taxes" means all taxes, charges, fees and similar assessments (including without limitation those relating to income, receipts, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, franchises and value added, and customs and import duties and fees) imposed by the United States of America or any state, local or foreign government, or any agency thereof, including any interest, fines or penalties with respect thereto.

     3.16 Product and Service Warranties. There are no claims, or to the knowledge of SND and/or the Stockholders, no threatened claims, including, without limitation, warranty claims or product liability claims arising out of or related to SND's reselling of products and services in its prior business as a value added reseller, other than as set forth in Section 3.16 of the Disclosure Schedule. No product or service provided by SND, is subject to any guaranty, warranty, right of return, refund or credit or other indemnity beyond the applicable standard warranty terms which are set forth in Section 3.16 of the Disclosure Schedule.

     3.17 Customers and Suppliers.

          (a) Section 3.17(a) of the Disclosure Schedule sets forth a true, correct and complete list of the names of each customer of SND which accounts for more than 5% of the net sales of SND in the year ended December 31, 1999 (each, a "Significant Customer"). Work performed for the Significant Customers is on a project basis and upon completion, there is no commitment from such Significant Customers to continue to purchase products or services.

Other than the cessation of work for the customers solely as a result of the completion of existing projects, no Significant Customer has indicated to SND that it will stop or decrease purchasing products or services from SND in the future or that it wishes to return or receive a refund for any products previously purchased from SND.

          (b) Section 3.17(b) of the Disclosure Schedule sets forth a true, correct and complete list of each supplier that is the sole supplier of any significant product to SND, and lists the names of each of the suppliers of SND which accounted for a dollar volume of purchases by SND in excess of Twenty Five Thousand ($25,000) Dollars in the year ended December 31, 1999 (each, a "Significant Supplier"). No Significant Supplier has indicated within the past year that it will stop, or decrease the rate of, supplying products to SND. SND is not more than sixty (60) days in arrears in any trade accounts payable or other payments owing to any supplier.

     3.18 Insurance.

          (a) Section 3.18 of the Disclosure Schedule sets forth a true, correct and complete list of all fire, theft, casualty, general liability, workers compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies maintained on the lives of any of their employees, specifying the type of coverage, the amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies") and all claims made under such Insurance Policies since January 1, 1998. True, correct and complete copies of all Insurance Policies have been previously delivered by the Stockholders or SND to the Buyer. The Insurance Policies are in full force and effect. All premiums due on the Insurance Policies or renewals thereof have been paid, and there is no default under the Insurance Policies. SND has not received any notice or other communication from any issuer of the Insurance Policies since January 1, 1998 canceling or materially amending any of the Insurance Policies, materially increasing any deductibles or retained amounts thereunder, or materially increasing the annual or other premiums payable thereunder, and, to the knowledge of the Stockholder and SND, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened. SND has no outstanding claims or any dispute with any insurance carrier regarding claims, settlements or premiums and SND has not failed to give any notice or present any claim under any Insurance Policy in due and timely fashion. There are no outstanding requirements or recommendations by any issuer of the Insurance Policies or by any Board of Fire Underwriters or other similar body exercising similar functions or by any governmental authority exercising similar functions which requires or recommends any changes in the conduct of the business of, or any repairs or other work to be done on or with respect to any of the properties or assets of, SND.

          (b) No product liability, professional liability or similar claim has ever been made against SND.

     3.19 Legal Compliance. SND possesses all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any governmental, regulatory or administrative authority or agency, or any other third party, that are required to conduct the business of SND as currently conducted, and to own and operate its business, each of which is listed in Section 3.19 of the Disclosure Schedule (collectively, the "Permits"). SND, and the conduct and operations of SND's business, are, and have been, in compliance with, and SND has not received any notices of violation with respect to, each applicable law (including rules, regulations, ordinances and codes thereunder) of any federal, state, local or foreign government or governmental entity (including without limitation any relating to employment or employment discrimination, sexual harassment, public and employee health and safety, environmental protection, hazardous waste or applicable building, zoning and other laws or corrupt practices).

     3.20  Environmental Matters.

           (a) The operations of SND have complied with all applicable Environmental Laws (as defined below) and there is no pending or, to the knowledge of SND and the Stockholders, threatened administrative, civil or criminal litigation, notice of violation, formal or informal administrative proceeding, or investigation, inquiry or information request by any other party, including any governmental entity, relating to any Environmental Law involving or relating to SND or any predecessor business or company acquired by SND or any present or former Affiliate. "Environmental Law" means any federal, state or local law, statute, rule or regulation or the common law relating to the environment or occupational health and safety, including without limitation any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous substances, or solid or hazardous waste, including without limitation emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine sanctuaries and wetlands, including without limitation all endangered and threatened species; (vi) storage tanks, vessels and containers;
(vii) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles; (viii) health and safety of employees and other persons; and (ix) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or oil or petroleum products or solid or hazardous waste. For purposes of this Agreement, the terms "release," "environment," "contaminant," "pollutant," "petroleum," (including petroleum-containing products and petroleum fractions), and "hazardous substances" shall have the same meanings as they do in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended. For purposes of this Agreement, the terms "waste," "solid waste," "pollutant," "contaminant," and "chemical" shall have the meanings set forth in the Resource Conservation and Recovery Act, as amended. For purposes of this Agreement, the term "toxic material" shall have the meaning set forth in the Toxic Substances Control Act.

          (b) No wastes, hazardous substances, pollutants or contaminants have been transported, stored or disposed of by SND in a way that violated any Environmental Law, or in a way that has, or could give rise to a claim of liability against SND, or against the Buyer if the Closing occurs.

          (c) No liens have arisen under or pursuant to any Environmental Law on any real property or facility owned, operated or controlled by SND, [because of the actions or inactions of SND] and no action has been taken by any governmental entity or, is contemplated, threatened or in process, that [as a result of SND's operations could reasonably be expected to] subject any such property or facility to such a lien, in connection with the presence of any material regulated by an Environmental Law.

          (d) Neither SND nor any stockholder is aware of any environmental reports, investigations or audits relating to premises currently or previously owned or operated by SND.

     3.21 Litigation. (a) There is no action, suit or proceeding to which SND is a party (either as a plaintiff or defendant) pending or, threatened before any court or governmental agency, authority, body or arbitrator and there is no basis for any such action, suit or proceeding; (b) neither SND, nor any officer, director or employee has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental agency, authority or body from engaging in or continuing any conduct or practice in connection with the business, assets, or properties of SND; and (c) there is not in existence on the date hereof any order, judgment or decree of any court, tribunal or agency enjoining or requiring SND to take any action of any kind with respect to its business, assets or properties.

     3.22 Confidential Information. SND has not disclosed any information of a proprietary or confidential nature relating to its business, products, technology or financial condition to any person or entity, except (a) in the ordinary course of business, pursuant to non-disclosure agreements to which SND is a party, (b) pursuant to non-disclosure agreements to which SND is a party regarding transactions outside the ordinary course of business, (c) to the legal and financial advisors of SND and its stockholders, and (d) to the Buyer and its legal and financial advisors.

     3.23 Employees. Section 3.23 of the Disclosure Schedule sets forth a true, correct and complete list of all present employees, officers and directors of SND, together with their job titles and salaries. Since December 31, 1998, each present and past employee, officers and directors of SND has been, and all current officers, directors and employees are, bound by SND's standard confidentiality agreement, a copy of which is attached as Section 3.23 of the Disclosure Schedule. The failure of any officer, director or employee to sign such an agreement prior to December 31, 1998 will not have a Material Adverse Effect. No employees of SND are represented by any labor union or subject to any collective bargaining agreement, nor is SND aware of any unionization or organizational effort pending or contemplated.

     3.24 Employee Benefits.

          (a) Section 3.24 of the Disclosure Schedule contains a true, correct and complete list of all Employee Benefit Plans (as defined below) maintained, or contributed to, by SND or any ERISA Affiliate (as defined below). For purposes of this Agreement, "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 2(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), any "employee welfare benefit plan" (as defined in Section 2(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including without limitation insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation. For purposes of this Agreement, "ERISA Affiliate" means any entity which is or at any applicable time was a member of (i) a controlled group of corporations (as defined in Section 414(b) of Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes SND. Complete and accurate copies of (i) all Employee Benefit Plans which have been reduced to writing, (ii) written summaries of all unwritten Employee Benefit Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R for each Employee Benefit Plan since inception of the Plan, have been delivered to the Buyer. Each Employee Benefit Plan has been administered in accordance with its terms and SND and each ERISA Affiliate have met their obligations with respect to such Employee Benefit Plan and have made all required contributions thereto. SND and all Employee Benefit Plans are in compliance with the currently applicable provisions of ERISA and the Code and the regulations thereunder.

          (b) There are no known investigations by any governmental entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans and proceedings with respect to qualified domestic relations orders), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights or claims to benefits under any Employee Benefit Plan that could give rise to any liability.

          (c) All the Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Employee Benefit Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended since the date of its most recent determination letter or application therefor.

          (d) Neither SND nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

          (e) At no time has SND or any ERISA Affiliate been obligated to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).
          (f) There are no unfunded obligations under any Employee Benefit Plan providing benefits after termination or employment to any employee of SND (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law.

          (g) No act or omission has occurred and no condition exists with respect to any Employee Benefit Plan maintained by SND or any ERISA Affiliate that would subject SND or any ERISA Affiliate to (i) any fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Employee Benefit Plan.

          (h) No Employee Benefit Plan is funded by, associated with, or related to a "voluntary employee's beneficiary association" within the meaning of
Section 501(c)(9) of the Code.

          (i) No Employee Benefit Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits SND from amending or terminating any such Employee Benefit Plan with respect to the accrual of future benefits.

          (j) Section 3.24 of the Disclosure Schedule discloses each: (i) agreement with any director, executive officer or other key employee of SND (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SND of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from SND that may be subject to the tax imposed by
Section 4999 of the Code or included in the determination of such person's "parachute payment" under Section 280G of the Code; and (iii) agreement or plan binding SND, including without limitation any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan, or any Employee Benefit Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     (k) No Employee Benefit Plan has assets which include securities issued by SND.

     3.25 Accounts Receivables. SND has delivered to the Buyer a true, correct and complete list of all accounts receivable as of May 10, 2000, including an aging thereof. All accounts receivable of SND arose out of the performance of services in the ordinary course of business and are collectible in the face value thereof within one hundred twenty (120) days of the date of invoice, using normal collection procedures, net of (i) the reserve for doubtful accounts (which reserve is adequate and was calculated in accordance with GAAP, consistently applied) plus (ii) $100,000.

     3.26 Business Relationships With Affiliates. No officer, director or stockholder of SND (a) owns any property or right, tangible or intangible, which is used in, or was developed for the purpose of use in, the business of SND, (b) has any claim or cause of action against SND, or (c) has any other business relationship with SND, other than in his capacity as an officer, director, stockholder or employee.

     3.27 Brokers. No financial advisor was utilized by SND in connection with the transactions contemplated hereby, other than Updata Capital, Inc., and no fee is owed to any financial advisor, other than Updata Capital, Inc., in connection with the transactions contemplated hereby.

     3.28 Regulatory Approvals. All consents, approvals, authorizations or other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by SND and which are necessary for the execution and delivery by the Stockholders and SND of this Agreement or any documents to be executed and delivered by the Stockholders or SND in connection herewith are set forth in
Section 3.28 of the Disclosure Schedule and have been, or prior to the Closing Date will be, obtained and satisfied.

     3.29 Powers of Attorney and Suretyships. Except as set forth in Section
3.29 of the Disclosure Schedule, SND does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or has any obligation or liability (whether actual, accrued, accruing, continent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, except as endorser or make of checks or letter of credit, respectively, endorsed or made in the ordinary course of business.

     3.30 Banking/Credit Facilities. SND has no credit facilities or debts outstanding thereunder other than those set forth in the Disclosure Schedule. Set forth in Section 3.30 of the Disclosure Schedule is a true, correct and complete list of:

          (a) each bank, savings and loan or similar financial institution in which SND has an account or safety deposit box and the numbers of the accounts or safety deposit boxes maintained by SND thereat; and

          (b) the names of all persons authorized to draw on each such account or to have access to any such safety deposit box facility, together with a description of the authority (and conditions thereof, if any) of each such person with respect thereto.

     3.31 Indebtedness to and from Officers, Directors and Stockholders. Except as set forth in Section 3.31 of the Disclosure Schedule, SND is not indebted, directly or indirectly, to any person who is an officer, director, stockholder or affiliate (as defined in the Securities Act of 1933 and the rules and regulations thereunder ("Affiliate") in any amount whatsoever other than for current salaries for services rendered or reimbursable business expenses, all of which have been reflected in the current financial statements, and no such officer, director, stockholder or Affiliate is indebted to SND except for advances made to employees of SND in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.

     3.32 Conflicts of Interest. Except as set forth in Section 3.32 of the Disclosure Schedule, no officer, director or Stockholder, nor, to the best knowledge of the Stockholders, any Affiliate, now has or within the last two (2) years had, either directly or indirectly:

          (a) Except as the holder of not more than 1% of the outstanding stock of a publicly-held company, an equity or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity which furnishes or sells or during such period furnished or sold services or products to SND or purchases or during such period purchased from SND any goods or services, or otherwise during such period did business with SND; or

          (b) a beneficial interest in any contract, commitment or agreement to which SND is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between SND and such persons in their capacities as employees, officers or directors of SND.

     3.33 Termination of Certain Agreements. All stockholder agreements between and/or among the Stockholders, or SND and any Stockholder, shall terminate concurrently with the Closing.

     3.34 Disclosure. No representation or warranty by SND contained in this Agreement, the Exhibits and Schedules attached hereto and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered at the Closing by or on behalf of SND pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to each Stockholder as follows:

     4.1 Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has all requisite power and authority to own its properties and carry on its business as it is currently being conducted. The Buyer has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

     4.2 Capitalization. The authorized capital stock of the Buyer consists of 100,000,000 shares of Buyer Common Stock, $0.01 par value, of which 23,352,143 shares were issued and outstanding as of May 11, 2000 and 1,000,000 shares of preferred stock, $0.01 par value, of which 263,158 shares have been designated Series A Convertible Preferred, 65,790 shares have been designated Series B Convertible Preferred and 65,790 shares have been designated Series C Convertible Preferred. The 263,158 shares of Series A Convertible Preferred were issued and outstanding until June 1999 when the shares automatically converted into 2,631,580 shares of common stock, and no Series B or Series C Convertible Preferred are issued and outstanding. All of the issued and outstanding shares of Buyer Common Stock and the Series A Convertible Preferred are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. All of the Purchase Price Common and Contingent Shares, if any, will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid, nonassessable, free of all preemptive rights.

     4.3 Authorization. The execution and delivery by the Buyer of this Agreement, and the consummation by the Buyer of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

     4.4 Noncontravention. The execution and delivery by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby will not, with or without the giving of notice or the passage of time or both, (a) violate the provisions of any law, rule or regulation applicable to the Buyer (b) violate the provisions of the Articles of Organization or By-laws of the Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer; or (d) conflict with, result in the breach or termination of, or constitute a default under, or require any notice, consent or waiver under, any agreement or instrument to which the Buyer is a party or by which the Buyer or any of its assets is bound.

     4.5 Buyer SEC Documents. Buyer has delivered to the Stockholders a true and complete copy of each report, schedule, registration statement and definitive Proxy Statement filed by Buyer with the Securities and Exchange Commission ("SEC") under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act") since January 1, 2000 (the "Buyer SEC Documents"), which are all of the documents that Buyer was required to file with the SEC since such date. As of their respective dates, the Buyer SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents, and none of the Buyer SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein, or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Buyer included in the Buyer SEC Documents complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and were in accordance with the books and records of Buyer and its subsidiaries, which are complete and accurate in all material respects and which have been maintained in accordance with generally accepted accounting principles.

     4.6 Absence of Certain Changes or Events. Since January 1, 2000, the Buyer and its subsidiaries have not incurred any material liability, except in the ordinary course of their business consistent with their past practices or as disclosed in the Buyer SEC Documents, nor has there been any change on threatened damage, in the condition of Buyer or any of its subsidiaries which has had, or is reasonably likely to have, a material adverse financial effect on Buyer or any of its subsidiaries.

     4.7 Disclosure. No representation or warranty of Buyer contained in this Agreement, the Exhibits and Schedules attached hereto and no statement contained in any other document, certificate or other instrument delivered or to be delivered at the Closing, by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

                                   ARTICLE V

                     POST CLOSING COVENANTS AND AGREEMENTS

     5.1 SND Stock Options. At the Closing Date, each issued and outstanding stock option to acquire any shares of the capital stock of SND, whether or not then exercisable ("SND Stock Option"), shall be deemed cancelled and substituted with an option (a "Buyer Option") to acquire shares of Buyer Common Stock, as set forth in the applicable SND resolution of its board of directors provided to Buyer. Such cancellation and substitution shall comply in all respects with and shall be performed in accordance with the methodology prescribed by the provisions of Section 424(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and each Buyer Option shall provide the option holder with the rights and benefits that are no less favorable to him than were provided under the SND Stock Option for which it is substituted. It is intended that the foregoing cancellation and substitution shall be undertaken in a manner which will not constitute a "modification" (within the meaning of Section 424 of the Code and applicable regulations) of any SND Stock Option which constitutes an incentive stock option within the meaning of Section 422 of the Code. Notwithstanding the foregoing, the Buyer shall issue 20,000 incentive stock options to each of David Rovner and Ranjan Sinha under its stock incentive plan, having a term of ten years, vesting in equal annual increments over three years and having an exercise price of $10.65 per share (the Closing price of the Buyer Common Stock as of May 10, 2000).

     5.2 Operation of SND Business. (a) The Buyer will operate SND as a separate business unit during the Earnout Period (as defined in Schedule II attached hereto). During such period the SND Business Unit shall continue to be operated consistently with its historical practices (since January 1, 1999) unless the Stockholders' Representative and the Buyer's Designee mutually agree otherwise, and for purposes of determining the amount of the Contingent Payment, account for Consulting Revenue (as defined in Schedule II) and Cost of Goods Sold (as defined in Schedule II) as set forth in Schedule II attached hereto.

          (b) Without limiting the provisions of subsection (a) above, Buyer shall operate SND in good faith so as to facilitate the Stockholders' ability to maximize the Consulting Revenue and Gross Margin (as defined in Schedule II) of the SND Business Unit during the Earnout Period. Regarding any contracts and engagements with annual revenues equal to or greater than One hundred thousand dollars ($100,000), the Stockholders' Representative in conjunction with Buyer's designee shall mutually determine such contracts and engagements to enter into on behalf of the SND Business Unit during the Earnout Period. In the event that Buyer's designee and the Stockholders' Representative are not able to mutually agree regarding any such contract or engagement and the SND Business Unit enters into any such consulting contract or engagement (hereinafter "Other Services Revenue ") the revenue from such Other Services Revenue shall be included in the calculation of the Consulting Revenue, and the margin from such Other Services Revenue shall be included in the calculation of the Gross Margin at fifty-two percent (52%)for purposes of the determination of the Contingent Payment. To effectuate this provision, a determination of the expected gross profit margin for a contract or engagement under Other Services Revenue shall be made by the Buyer and the Stockholders' Representative and a credit solely for purposes of the calculation of the Contingent Payment shall be given against Cost of Goods Sold in an amount equal to the difference between the expected gross profit margin and 52% times the Other Services Revenue received for that contract or engagement. Buyer shall make available to the SND Business Unit funding for capital expenditures consistent with its business operations.

     5.3 Location of SND Office. During the Earnout Period, Buyer shall maintain SND's principal office in Clark, New Jersey.

     5.4 Registration of SND Options. Not later than the date any such option first vests, the Buyer shall file an appropriate post-effective amendment to a Registration Statement on Form S-8 in order to include within such Registration Statement the stock option plan of SND in existence at the Closing Date and all SND Stock Options issued and outstanding under such plan as of the Closing Date.

     5.5 Section 338(h)(10) Election. Each Stockholder and the Buyer will join in making, and will take any and all action necessary to effect, a timely and irrevocable election under Section 338(h)(10) of the Code (and the Treasury Regulations and administrative pronouncements thereunder) and any comparable provision of state, local, or foreign Tax law (collectively a "Section 338(h)(10) Election"). Each Stockholder and the Buyer shall file all Tax returns in a manner consistent with the Section 338(h)(10) Election, and will not take any position contrary thereto. At the Closing, the Stockholders will deliver to the Buyer two properly executed (by each Stockholder) and completed copies of Internal Revenue Service Form 8023 with respect to SND (collectively, the "Form 8023") and, as applicable, two properly executed and completed copies of any analogous forms required pursuant to state, local, or foreign tax law. At least ten (10) days prior to the Closing Date, the Buyer will provide the Stockholders' Representative with the information regarding the Buyer necessary to enable the Stockholders to complete the Form 8023. The Buyer and the Stockholders' Representative will jointly determine the Line 9/11 Information. The Stockholders' Representative will provide the Buyer with any information regarding the Stockholders as is necessary to determine the Line 9/11 Information. The Buyer will provide to the Stockholders' Representative a copy of the Line 9/11 Information, and shall include the parties allocation of the Purchase Price, which shall be allocated to the assets of SND for tax purposes as follows:

              (i) First, among the tangible assets acquired in accordance with their then fair market value, which the parties agree is the net book value thereof on the Closing Date; and

              (ii) Next, to "Section 197 Intangibles" (as defined in Section 197 of the Code) other than to a covenant not to compete, which the parties agree shall have an allocated value of $25,000.

The Buyer shall be responsible for filing the Form 8023.

     5.6  Tax Returns and Cooperation.

          (a) The Stockholders' Representative shall prepare or cause to be prepared all income Tax returns or reports for SND that must be filed in respect to any short taxable period ended on or before the Closing Date and each such Tax return shall be prepared in a manner consistent with SND's past practice. The Stockholders' Representative shall permit the Buyer to review and comment on each such Tax return described in the preceding sentence. The Buyer shall file or cause to be filed each such Tax return. The Buyer shall pay or cause to be paid to the appropriate taxing authority any Taxes imposed on SND in respect of such returns. Pursuant to Section 1.2(a)(ii) and (iii), the Stockholders have deposited with SND from the proceeds of the Purchase Price, $910,800 as an estimate of the Built-in Gain Tax and $374,014 as an estimate of the NJ Tax. If either such tax is greater than the applicable estimate, the Stockholders shall pay to the Buyer on or before the due date for the tax return an amount equal to the Built-in Gain Tax in excess of $910,800 or an amount equal to the NJ Tax in excess of $374,014, as the case may be. If such estimate is greater than the actual Built-in Gain Tax and/or the NJ Tax, such excess shall be promptly paid to the Shareholders in proportion to their ownership in SND as set forth on Schedule I attached hereto. The Stockholders shall pay all Taxes imposed on them individually as S corporation shareholders pursuant to
Section 1366 of the Code and any analogous provision of state or local law. The Buyer shall prepare or cause to be prepared and file all other Tax returns required to be filed after the Closing Date, and shall pay all Taxes shown thereon or otherwise imposed on or payable by SND after the Closing Date attributable to the operations of SND following the Closing.

          (b) The Buyer and the Stockholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns pursuant to this Section 5.2 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include signing any Tax return, amended Tax returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Each of the Buyer and the Stockholders agrees that it will, and, in the case of the Buyer, that it will cause SND to, retain all books and records with respect to Tax matters pertinent to SND relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

          (c) The Stockholders shall control any Tax proceeding related to any pre-Closing period of SND, and the Buyer shall have the right to participate in any Tax proceeding related to income Taxes for any pre-Closing period of SND which may have the effect of increasing the Tax liability of the Buyer, SND or their Affiliates for any Tax period ending after the Closing, and the Stockholders shall not settle or compromise any such proceeding without the Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed.

     5.7  Non-Competition; Non-Solicitation.

          (a) For a period of three (3) years after the Closing Date, David R. Rovner and Ranjan Sinha, severally but not jointly, covenants and agrees that such Stockholder will not:

              (i) directly or indirectly engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company) that is competitive with the Buyer's current business or with SND's current business, including but not limited to any business or enterprise that develops, manufactures, markets, or sells any product or service that competes with any current product or service developed, manufactured, marketed or sold, or planned to be developed, manufactured, marketed or sold, by the Buyer or SND, or any subsidiaries of the Buyer or SND;

              (ii) directly or indirectly solicit any Person (as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, and used in Sections 13(d)(3) and 14(d)(2) of such act) that is a Current Customer (as defined below) of the Buyer or SND for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by the Buyer or SND. "Current Customer" shall mean any Person who utilizes any product or service sold or provided by the Buyer or SND during such period; any Person who utilized any such product or service within the previous 12 months;

              (iii) employ, either directly or indirectly, any current employee of the Buyer or SND, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or indirectly, any employee of the Buyer or SND for the purpose of encouraging such employee to leave or terminate his or her employment with the Buyer or SND; or

              (iv) solicit, either directly or indirectly, a current vendor or supplier of the Buyer or SND for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to the Buyer or SND, or to change adversely the terms under which such vendor or supplier provides such products or services to the Buyer or SND.

          (b) The Stockholders requested by the Buyer prior to Closing shall enter into a Non-Competition/Non-Solicitation Agreement in the form attached hereto as Exhibit C.

     5.8 Reformation. If any covenant in Section 5.7 of this Agreement is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time or geographic area, or all of them, as an arbitrator or a court or competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding and enforceable against the applicable Stockholder.

     5.9 Release of Personal Guarantees. With respect to any cash collateral or personal guarantees provided by either David Rovner or Ranjan Sinha to secure any borrowings by SND from First Union disclosed in the Disclosure Schedule, Buyer shall obtain release of any cash collateral amounts within ten (10) business days from the Closing Date and the release of any other guarantees within thirty (30) days from the Closing Date or cause such borrowings to be repaid in full.

                                  ARTICLE VI

                                INDEMNIFICATION

     6.1  Indemnification by the Stockholders.

          (a) Each Stockholder shall, subject to the provisions of this Article VI, jointly and severally (subject to Sections 6.4(b) and 6.7 below), indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of third party investigators, fees and expenses of outside attorneys, accountants, financial advisors and other third party experts, and other third party expenses of litigation) (collectively, the "Losses") incurred or suffered by the Buyer or SND in connection with each and all of the following:

               (i) any misrepresentation or breach of any representation or warranty made by the Stockholders or SND pursuant to Article III in this Agreement (including the Disclosure Schedules);

               (ii) any breach of any covenant, obligation or agreement of the Stockholders or SND contained in this Agreement, provided, however, that any Losses resulting from a claim relating to a breach by a Stockholder of the provisions of Section 5.7 shall be recoverable solely as against such breaching Stockholder;

               (iii) any tax liabilities or obligations of SND relating to periods ending on or before the Closing Date including any taxes related to the 338(h)(10) election (other than the payments contemplated by Section 1.2(a)(ii) above);

               (iv) any tax liabilities arising from or related to the change in SND's status from a C-corporation to an S-corporation; and

               (v) any liabilities or obligations with respect to any past or present subsidiary of SND.

          (b) Each Stockholder shall severally indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all Losses incurred or suffered by the Buyer or SND resulting from, relating to or constituting any misrepresentation or breach of any representation or warranty made by such Stockholder pursuant to Article II of this Agreement.

     6.2 Indemnification by the Buyer. The Buyer shall indemnify each Stockholder in respect of, and hold it harmless against, any and all Losses incurred or suffered by such Stockholder resulting from:

               (i) any misrepresentation or breach of any representation or warranty made by the Buyer pursuant to Article IV of this Agreement; and

               (ii) any breach of any covenant, obligation or agreement made by the Buyer contained in this Agreement.

     6.3  Claims for Indemnification.

          (a) A Party entitled to indemnification under this Article VI (an "Indemnified Party") shall give prompt written notification (a "Claim Notice") to the party from whom indemnification is sought (the "Indemnifying Party") of the claim, and when known, facts constituting the basis and the amount of such claim (the "Claimed Amount").
In the event of any such claim for indemnification hereunder resulting from or in connection with any claim, action, suit or proceeding relating to a third party, the Claim Notice shall be delivered within twenty (20) days after receipt of such third party's claim and shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. If the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnified Party shall deliver a copy of the Claim Notice to the Escrow Agent. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party (in the case of the Stockholders, such consent shall be provided by in the Stockholders' Representative); provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 6.3(b) of this Agreement, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Section 6.3(b).

          (b) Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at the sole cost and expense of such Indemnifying Party, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claims or legal proceedings and at the sole cost and expense of the Indemnifying Party shall take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made:
(i) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner.

          (c) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, as provided in Section 6.4; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer the Claimed Amounts), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the "Agreed Amount") (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, as provided in Section 6.4; provided that if the Indemnified Party is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer the Agreed Amount), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within thirty (30) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and/or the Indemnified Party shall each have the right to submit such dispute for resolution in accordance with the procedures set forth in Article VII of this Agreement.

          (d) For purposes of this Section 6.3, with respect to the Stockholders, any references to the Indemnified Party or the Indemnifying Party (except provisions relating to an obligation upon the Stockholders to make payments provided for in this Article VI) shall be deemed to refer to the Stockholders' Representative. The Stockholders' Representative shall have full power and authority on behalf of each Stockholder to take any and all actions on behalf of, execute any and all instruments on behalf of, and execute or waive any and all rights of, the Stockholders under this Article VI. The Stockholders' Representative shall have no liability to any Stockholder for any action taken or omitted on behalf of the Stockholders pursuant to this Article VI.

     6.4  Payment of Indemnification Obligations.

          (a) Any amount payable by the Buyer pursuant to this Article VI shall be effected by a wire transfer of immediately available funds in the amount of any indemnification liability, on or before the seventh (7) day after the final resolution, by agreement or otherwise, of the applicable indemnification claim.

          (b) If any claim for indemnification is made by the Buyer under this
Article VI prior to the expiration of the Escrow Period, (i) the Buyer shall first apply to the Escrow Agent for reimbursement of such claim against the Escrow Amount in accordance with the provisions of the Escrow Agreement and (ii) upon final resolution of such indemnity claims, if such indemnity claims are resolved and fully settled for an amount greater than the amount held in escrow or offset against Contingent Payments as provided in paragraph 6.4(c) below (the "Deficit Amount"), David R. Rovner and Ranjan Sinha jointly and severally, and Stockholders other than David R. Rovner and Ranjan Sinha severally, shall remit the Deficit Amount in cash to the Stockholders' Representative who shall immediately transfer such amounts to the Buyer or to an account designated by the Buyer. Except for payments from the Escrow Amount or offsets from Contingent Payments pursuant to (c) below, all indemnification obligations shall be effected by a wire transfer of immediately available funds on or before the seventh (7) day after the final resolution by agreement or otherwise.

          (c) Notwithstanding anything set forth in this Agreement to the contrary, any amounts that the Buyer is entitled to for indemnification from the Stockholders pursuant to this Article VI may, at the option of the Buyer, be satisfied by setting off all or any portion of such amount against the Contingent Payment in the amount necessary to satisfy such claim. Any such set-off by the Buyer shall be subject to the limits of Section 6.7. If the Stockholders' Representative disputes the Buyer's right to effect such set-off, the Buyer shall deposit the set-off amount that is being disputed in an escrow account established with a bank or other third party institution reasonably acceptable to the Stockholders' Representative, which funds shall be held by such escrow agent until the dispute is resolved and which shall be funded first by offset against the Contingent Shares and to the extent of any excess, against the Contingent Cash Payment. The parties to this Agreement agree to cooperate with one another in establishing and selecting an escrow agent to act in such capacity and any such escrow agreements shall be substantially similar to the Escrow Agreement executed at Closing.

     6.5  Dollar Limitations.

          (a) The maximum amount payable by the Stockholders under this Article VI shall be equal to the aggregate amount of cash paid by the Buyer pursuant to Sections 1.2(a)(i), (ii), (iv) and the Contingent Cash Payment, if any, remitted by the Buyer to the Stockholders (the "Cap Amount"), except that such maximum amount shall not be applicable for any claims made for:

               (i) breach of the representations and warranties contained in Sections 2.1, 2.2 and 2.3;

               (ii) breach of the representations and warranties contained in Sections 3.1, 3.2 and 3.3; or

               (iii) any fraudulent misrepresentations or fraudulent breach of any warranty and representation contained in Article II or III hereof.

          (b) Notwithstanding anything to the contrary herein, the Indemnifying Stockholders shall not be liable under this Article VI unless and until the aggregate Losses for which they would otherwise be liable exceeds Two Hundred Thousand ($200,000) Dollars (at which point the Indemnifying Stockholders shall become liable for the aggregate Losses, and not just amounts in excess of Two Hundred Thousand ($200,000) Dollars), provided, however, that this limitation shall not apply to:

               (i) a claim relating to a breach of the representations and warranties set forth in Article II or in Sections 3.1, 3.2, 3.3 and 3.15 and
Section 3.13 with respect only to any refund claim under the unsigned Amendment to the Maintenance and Operational Service Support Agreement between SND and Bristol Myers Squibb Company dated as of February 1, 1996;

               (ii) fraud; or

               (iii) a claim pursuant to the indemnity agreements set forth in Sections 6.1(a)(iii) and (iv).

          (c) No Stockholder shall have any claim or any right of contribution against, or indemnification from, SND with respect to any breach of any of the representations, warranties, covenants or agreements relating to SND under this Agreement (including without limitation a claim based upon a breach of a representation or warranty made by SND to such Stockholder under any agreement between SND and such Stockholder).

          (d) Any and all aggregate Losses for which the Indemnifying Stockholders are responsible under this Article VI shall be reduced on a dollar-for-dollar basis by any amount received by the Buyer or SND under any issuance policy, except Losses as a result of fraud.

     6.6 Survival. The representations and warranties of the Stockholders and the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until one year after the Closing Date; except that (i) the representations and warranties contained in Article II and Sections 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.3 and 4.4 shall survive the Closing and continue without limitation, (ii) the representations and warranties contained in Sections 3.15, 3.20 and 3.24, and the agreements in Sections 6.1(a)(iii) and (iv) shall survive the Closing and continue until the expiration of the applicable statute of limitations, and
(iii) the representations and warranties contained in Sections 3.8 and 3.16 shall survive the Closing and continue for a period of eighteen months from the Closing Date. Any claims asserted in writing prior to the expiration of the representation, warranty or agreement that is the basis for such claim, if any, as provided in this Article VI, shall survive for purposes of such claim until such claim is finally resolved and is satisfied in full.

     6.7 Certain Limitations. The liability of Messrs. Sinha and Rovner under
Section 6.1(a) shall be joint and several and the liability of each such Stockholder shall be limited to their aggregate pro rata portion of the Cap Amount based on their aggregate stock ownership as set forth on Schedule I, plus the pro rata portion of the Cap Amount of each of the Stockholders set forth on
Schedule V. The Stockholders set forth on Schedule V shall have no liability under Section 6.1(a) and are severally liable under Section 6.1(b) with the liability of each such Stockholder limited to his or her pro rata portion of the Cap Amount based on his or her stock ownership as set forth on Schedule I. The liability of the Stockholders set forth on Schedule VI shall be several with respect to Sections 6.1(a) and (b) and shall be limited to his or her pro rata portion of the Cap Amount based on his or her stock ownership as set forth on
Schedule I.

                                  ARTICLE VII

                              DISPUTE RESOLUTION

     7.1 General. In the event that any dispute should arise between the parties hereto with respect to any matter covered by this Agreement, the parties hereto shall resolve such dispute in accordance with the procedures set forth in this
Article VII.

     7.2 Consent of the Parties. In the event of any dispute between the parties with respect to any matter covered by this Agreement, other than in connection with the purchase price adjustment pursuant to Section 1.3 of this Agreement, the parties shall first use their best efforts to resolve such dispute among themselves. If the parties are unable to resolve the dispute within sixty (60) days after the commencement of efforts to resolve the dispute then the parties shall resolve the dispute pursuant to the procedure set forth in Section 7.3 hereof.

     7.3  Arbitration.

          (a) Either the Buyer or the Stockholders' Representative may submit any matter referred to in Section 7.3 hereof to arbitration by notifying the other party hereto, in writing, of such dispute. Within ten (10) days after receipt of such notice, the Buyer and the Stockholders' Representative shall designate in writing one arbitrator to resolve the dispute; provided, that if the parties hereto cannot agree on an arbitrator within such ten (10) day period, the arbitrator shall be selected by the American Arbitration Association. The arbitrator so designated shall not be an employee, consultant, officer, director or stockholder of any party hereto or any Affiliate of any party to this Agreement.

          (b) Within thirty (30) days after the designation of the arbitrator, the arbitrator, the Buyer's designee and the Stockholders' Representative shall meet, at which time the Buyer's designee and the Stockholders' Representative shall be required to set forth in writing all disputed issues and a proposed ruling on each such issue.

          (c) The arbitrator shall set a date for a hearing, which shall be no later than thirty (30) days after the submission of written proposals pursuant to paragraph (b) above, to discuss each of the issues identified by the Buyer and the Stockholders' Representative. Each such party shall have the right to be represented by counsel. The arbitration shall be governed by the rules of the American Arbitration Association.

          (d) The arbitrator shall use his best efforts to rule on each disputed issue within thirty (30) days after the completion of the hearings described in paragraph (c) above. The determination of the arbitrator as to the resolution of any dispute shall be binding and conclusive upon all parties hereto. All rulings of the arbitrator shall be in writing and shall be delivered to the parties hereto.

          (e) Each party in any arbitration shall be responsible for their own attorneys' fees incurred in connection with the arbitration. The non-prevailing party shall pay the fees of the arbitrator and the costs and expenses of the arbitration and the arbitrator shall determine who is the non-prevailing party.

          (f) Any arbitration pursuant to this Section 7.3 shall be conducted in the Commonwealth of Massachusetts. Any arbitration award may be entered in and enforced by any court having jurisdiction thereover and the parties hereby consent and commit themselves to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the commonwealth of Massachusetts for purposes of the enforcement of any arbitration award.

                                 ARTICLE VIII

                              REGISTRATION RIGHTS

     8.1 Registration of Shares. The Buyer shall permit each Stockholder to include in any registration statement filed by the Buyer with the SEC for an underwritten public offering of any shares of Buyer Common Stock (other than a registration statement on Form S-4 or S-8 or any successor form, any Purchase Price Securities held ("Registrable Shares") (any such registration statement in which Registrable Shares are included shall be considered a "Registration Statement"), subject to (i) the right of the Buyer to limit the number of Registrable Shares to be included in such Registration Statement if the managing underwriter of such offering determines that the inclusion of such shares in such offering would adversely affect the marketability of such offering and (ii) the rights of any other person to whom the Buyer has granted or may in the future grant registration rights. The Buyer shall provide written notice to the Stockholders' Representative of its intention to file such a registration statement, and any holder of Registrable Shares intending to include such shares in such Registration Statement must so notify the Stockholders' Representative, who must then so notify the Buyer on behalf of such holders, within ten (10) days of the date of the Buyer's notice. Any holder of Registrable Shares included in a registration shall agree to be bound by the underwriting agreement for such offering and the terms and restrictions relating to such offering, as required by the underwriters. Notwithstanding the foregoing, the Buyer shall not be required, pursuant to this Section 8.1, to include any Registrable Shares in a Registration Statement if such Registrable Shares can then be sold pursuant to Rule 144 under the Securities Act.

     8.2  Registration Procedures.

          (a) In connection with the filing by the Buyer of a Registration Statement, the Buyer shall furnish to each Stockholder whose Registrable Shares are to be included in a Registration Statement pursuant to Section 8.1 (the "Registering Stockholder") a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

          (b) If the Buyer has delivered preliminary or final prospectuses to the Registering Stockholders and after having done so the prospectus is amended to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Registering Stockholders and, if requested by the Buyer, the Registering Stockholders shall immediately cease making offers or sales of shares under such Registration Statement and return all prospectuses to the Buyer. The Buyer shall reasonably promptly provide the Registering Stockholders with revised prospectuses and, following receipt of the revised prospectuses, the Registering Stockholders shall be free to resume making offers and sales under such Registration Statement.

          (c) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VIII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding any selling commissions or underwriting discounts incurred by the Registering Stockholders in connection with sales under a Registration Statement and any legal or other fees of the Registering Stockholders.

     8.3  Requirements of Registering Stockholders.

          (a) The Buyer shall not be required to include any Registrable Shares in a Registration Statement unless the Registering Stockholder owning such shares furnishes to the Buyer in writing such information regarding such Registering Stockholder and the proposed sale of Registrable Shares by such Registering Stockholder as the Buyer may reasonably request in writing in connection with the Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities.

          (b) Each Registering Stockholder agrees:

              (1) to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or such directors and officers may become subject by reason of any statement or omission in a Registration Statement made in reliance upon, or in conformity with, a written statement by such Registering Stockholder furnished pursuant to this Section 8.3; and

              (2) to report to the Buyer sales made pursuant to a Registration Statement.

     8.4 Indemnification. The Buyer agrees to indemnify and hold harmless each Registering Stockholder against any losses, claims, damages, expenses or liabilities to which such Registering Stockholder may become subject by reason of any untrue statement of fact contained in a Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon written information furnished to the Buyer by or on behalf of a Registering Stockholder for use in such Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 8.4.

     8.5 Assignment of Rights. A Registering Stockholder may not assign any of its rights under this Article VIII except in connection with the transfer of some or all of his or her Registrable Shares to a child or spouse, or trust for their or its benefit or to a general or limited partner or member of any Stockholder that is a partnership or a limited liability company, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VIII.

     8.6 No Conflict with Existing Agreements. The registration rights provided in this Article VIII are subordinate to the registration rights previously granted by the Buyer. To the extent any provision of this Article VIII conflicts or is inconsistent with any registration rights provision in any agreement previously entered into by the Buyer, the provisions of such previous agreement shall apply, and the provisions of this agreement shall be deemed to be modified insofar so as is necessary to not conflict or to be inconsistent with such previous agreement.

                                  ARTICLE IX

                                  DEFINITIONS

     For purposes of this Agreement, each of the following defined terms is defined in the Section of this Agreement indicated below.

     Defined Term                        Section
     ------------                        -------
     150-Day Period                      5.5
     Accredited Investor                 2.4(f)
     Affiliate                           3.31
     Agreed Amount                       6.3(c)
     Balance Sheets                      3.6(b)
     Bankruptcy                          1.2(d)(i)
     Built-in Gain Tax                   1.2(a)(ii)
     Buyer                               Introduction
     Buyer Common Stock                  1.2(a)(iii)
     Buyer Option                        5.1
     Buyer SEC Documents                 4.5
     Cap Amount                          6.5(a)
     Cash Purchase Price                 1.2(a)(i)
     Change of Control                   1.2(d)(ii)
     Claimed Amount                      6.3(a)
     Claim Notice                        6.3(a)
     Closing                             1.1
     Closing Date                        1.4(a)
     Code                                3.15(b)
     Contingent Cash Payment             1.2(b)(i)
     Contingent Payment                  1.2(b)(i)
     Contingent Payment Date             1.2(b)(ii)
     Contingent Payment Report           1.2(b)(ii)
     Contingent Shares                   1.2(b)(i)
     Contingent Shares Limit             1.2(b)(i)
     Consulting Revenue Targets          1.2(d)(iii)
     Contracts                           3.13(a)
     Current Customer                    5.7(a)(ii)
     Deficit Amount                      6.4(b)
     Disclosure Schedule                 Article III
     Dispute Notice                      1.3(b)
     Employee Benefit Plan               3.24(a)
     Environmental Law                   3.20(a)
     ERISA                               3.24(a)
     ERISA Affiliate                     3.24(a)
     Escrow Agent                        1.2(a)(iv)
     Escrow Agreement                    1.2(a)(iv)
     Escrow Amount                       1.2(a)(iv)
     Exchange Act                        4.5

     Final Closing Balance Sheet         1.3(b)
     Initial Final Closing Balance Sheet 1.3(a)
     Form 8023                           5.5
     GAAP                                3.6(a)
     Gross Margin Targets                1.2(d)(iii)
     Indemnified Party                   6.3(a)
     Indemnifying Party                  6.3(a)
     Insurance Policies                  3.18(a)
     Intellectual Property               3.8(a)
     Leases                              3.11
     Line 9/11 Information               5.5
     Losses                              6.1(a)
     Material Adverse Effect             1.2(d)(iv)
     NJ Tax                              1.2(a)(ii)(B)
     Other Services Revenue              5.2(b)
     Parties                             Introduction
     Performance Based Targets           1.2(b)(i)
     Permits                             3.19
     Personal Property                   3.12(a)
     Purchase Price Common Stock         1.2(a)(iii)
     Purchase Price Securities           2.4(a)
     Registering Stockholder             8.2(a)
     Registrable Shares                  8.1
     Registration Statement              8.1
     SEC                                 4.5
     Section 197 Intangibles             5.5(ii)
     Section 338(h)(10) Election         5.5
     Securities Act                      2.4(a)
     Security Interest                   2.1
     Significant Customer                3.17(a)
     Significant Supplier                3.17(b)
     SND                                 Introduction
     SND Accountants                     1.3(a)
     SND Common Stock                    3.2
     SND Business Unit                   1.2(d)(v)
     SND Intellectual Property           3.8(a)
     SND Shares                          Preliminary Statement
     SND Stock Option                    5.1
     Stockholders                        Introduction
     Stockholder's Representative        1.2(d)(vi)
     Taxes                               3.15(d)
     Working Capital                     1.3(d)
     Year 2000 Compliant                 3.9(a)

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Expenses. Each Party shall bear its own costs and expenses (including legal, accounting and other professional fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Stockholders shall pay the costs and expenses of any broker or investment banker engaged by SND or any Stockholder in connection with this Agreement and the transactions contemplated hereby, including without limitation, any fees due to Updata Capital, Inc. The parties hereby expressly agree that any fees due to any broker or investment banker retained by SND or any Stockholder, including without limitation, any fees due to Updata Capital, Inc., shall be paid by the Stockholders according to the percentages listed on Schedule I and shall not be paid by SND. All transfer taxes shall be paid by the Stockholders.

     10.2 Press Releases and Public Disclosure. The Stockholders may not issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer. In the event the Buyer intends to issue any disclosure regarding this transaction, it shall provide the Stockholders' Representative a copy of the intended disclosure and provide such party a reasonable opportunity to comment on such disclosure and in the Buyer's discretion, include such comments to the extent reasonable.

     10.3 Prior Agreements. Each of the Stockholders and SND hereby grants any consents, waivers or approvals with respect to the consummation of the transactions covered hereby which may be required under any agreement or instrument to which such Stockholder or SND may be a party (including without limitation waivers of restrictions on transfer of the SND Shares or waivers of purchase rights with respect to the SND Shares). Each Stockholder acknowledges that effective as of the Closing, it has no right or claim regarding the receipt of any additional capital stock of SND, and each of David Rovner and Ranjan Sinha further waive all claims against SND, other than any claim related to the enforcement of the personal guarantees provided to First Union as described in
Section 5.9 above.

     10.4 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     10.5 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations among the Parties, written or oral, that may have related in any way to the subject matter hereof.

     10.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Except as set forth in Section 8.5 hereof, no Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties. Notwithstanding the foregoing, the Buyer may assign its rights and obligations hereunder to a subsidiary of the Buyer, provided that the Buyer also remains liable for the discharge of such obligations.

     10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10.8 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.9 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two (2) business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

     If to the Stockholders:
     ----------------------

     Ranjan Sinha
     c/o Strategic Network Designs, Inc.
     60 Walnut Avenue
     Clark, New Jersey  07066
     Phone:  (732) 396-0800
     Fax:  (732) 396-0811

     With a copy to:
     --------------

     St. John & Wayne, L.L.C.
     Attn:  John Reilly, Esq.
     Two Penn Plaza East
     Newark, New Jersey 07105
     Phone:  (973) 491-3354
     Fax:  (973) 491-3555

     If to the Buyer:
     ---------------

     ePresence, Inc.
     120 Flanders Road
     Westboro, Massachusetts 01581
     Telecopy: (508) 836-3281
     Attn:  Office of the General Counsel

     With a copy to:
     --------------

     Mark G. Borden, Esq.
     Hale and Dorr LLP
     60 State Street
     Boston, Massachusetts 02109
     Telecopy:  (617) 526-5000

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the Commonwealth of Massachusetts.

     10.11 Amendments and Waivers. No amendment of any provision of this Agreement, or waiver or consent given hereunder, shall be valid unless the same shall be in writing and signed by the Buyer and Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                    ePRESENCE, INC.

                                    By:  /s/ Richard M. Spaulding
                                         ------------------------
                                    Title:  Chief Financial Officer
                                            -----------------------

                                    STRATEGIC NETWORK DESIGNS, INC.

                                    By:  /s/ David  R. Rovner
                                         --------------------
                                    Title:  President
                                            ---------

                                    STOCKHOLDERS:


                                    /s/ Atif Butt
                                    -------------
                                    Atif Butt

                                    /s/ William R. Curran
                                    ---------------------
                                    William Curran

                                    /s/ Michael Gillespie
                                    ---------------------
                                    Michael Gillespie

                                    /s/ James Gladis
                                    ----------------
                                    James Gladis


                                    /s/ Sebastian High
                                    ------------------
                                    Sabastian High


                                    /s/ Paul Hogg
                                    -------------
                                    Paul Hogg


                                    /s/ Michael Jongkind
                                    --------------------
                                    Michael Jongkind

                                    /s/ Melisa Kahler
                                    -----------------
                                    Melisa Kahler


                                    /s/ Emmanuel Liwanag
                                    --------------------
                                    Emmanuel Liwanag


                                    /s/ Ira Marcus
                                    --------------
                                    Ira Marcus


                                    /s/ Scott Patella
                                    -----------------
                                    Scott Patella


                                    /s/ Paul Petroski
                                    -----------------
                                    Paul Petroski


                                    /s/ Antonio Rosa
                                    ----------------
                                    Antonio Rosa


                                    /s/ David Rovner
                                    ----------------
                                    David Rovner


                                    /s/ Larry Silverstein
                                    ---------------------
                                    Larry Silverstein


                                    /s/ Ranjan Sinha
                                    ----------------
                                    Ranjan Sinha


                                    /s/ Jeffrey Weinstein
                                    ---------------------
                                    Jeffrey Weinstein

                                  SCHEDULE I
                                  ----------

A.   Calculation of Net Proceeds
     ---------------------------

     1. Purchase Price Common Stock - 221,713 shares ($3,000,000 divided by $13.531, representing the average last sales price of the Buyer Common Stock as reported by the Nasdaq National Market for the ten (10) trading days preceding the Closing Date)

     2.  Cash Purchase Price
         Gross Cash Proceeds at Closing -              $ 17,500,000
         Deductions from Cash Proceeds

         .  Built-in Gains Tax            $  910,800

         .  Professional Fees             $  683,744.59

         .  New Jersey Corporate Taxes    $  374,014
                                          -------------
            Total Deductions              $1,968,558.59

                                                       --------------
            Net Cash Proceeds                          $15,531,441.41

----------------
*Subject to confirmation by SND Accountants

B.  Allocation of Net Proceeds
    --------------------------

                              Number of                 No. of Shares
----------------------------  Shares of   Percentage     of Purchase   Allocation of   Funding of
                              SND Stock   Ownership In   Price Common    Net Cash      Indemnity     Withholding   Cash Proceeds
Stockholders                    Owned        SND           Stock         Proceeds     Cash Escrow/1/   Taxes/2/  Received at Closing
----------------------------
-----------------------------------------------------------------------------------------------------------------------------------
David Rovner                  500,000     43.275805%       95,948      $ 6,721,356.30   ($750,000)            --  $ 5,971,356.30
-----------------------------------------------------------------------------------------------------------------------------------
Ranjan Sinha                  500,000     43.275805        95,948      $ 6,721,356.30    (750,000)            --    5,971,356.30
-----------------------------------------------------------------------------------------------------------------------------------
Jeffrey Weinstein              45,975      3.979210         8,822          618,028.67          --     ($ 297,909)     320,119.67
-----------------------------------------------------------------------------------------------------------------------------------
Michael Jongkind               34,480      2.984300         6,617          463,504.65          --       (224,977)     238,527.65
-----------------------------------------------------------------------------------------------------------------------------------
Michael Gillespie              16,090      1.392615         3,088          216,293.18          --       (105,548)     110,745.18
-----------------------------------------------------------------------------------------------------------------------------------
James Gladis                   11,495       .994911         2,206          154,523.86          --        (76,050)      78,473.86
-----------------------------------------------------------------------------------------------------------------------------------
Sabastian High                 11,495       .994911         2,206          154,523.86          --        (75,839)      78,684.86
-----------------------------------------------------------------------------------------------------------------------------------
Paul Petroski                  11,495       .994911         2,206          154,523.86          --        (76,139)      78,384.86
-----------------------------------------------------------------------------------------------------------------------------------
Melisa Kahler                   5,750       .497672         1,103           77,295.64          --        (39,442)      37,853.64
-----------------------------------------------------------------------------------------------------------------------------------
Emmanuel Liwanag                4,600       .398137           883           61,836.42          --        (31,930)      29,906.42
-----------------------------------------------------------------------------------------------------------------------------------
Antonio Rosa                    4,000       .346206           768           53,770.78          --        (28,043)      25,727.78
-----------------------------------------------------------------------------------------------------------------------------------
Scott Patella                   3,000       .259655           576           40,328.16          --        (21,301)      19,027.16
-----------------------------------------------------------------------------------------------------------------------------------
Larry Silverstein               3,000       .259655           576           40,328.16          --        (21,538)      18,790.16
-----------------------------------------------------------------------------------------------------------------------------------
Atif Butt                       1,000       .086552           192           13,442.77          --         (8,902)       4,540.77
-----------------------------------------------------------------------------------------------------------------------------------
William Curran                  1,000       .086552           192           13,442.77          --         (8,640)       4,802.77
-----------------------------------------------------------------------------------------------------------------------------------
Paul Hogg                       1,000       .086552           192           13,442.77          --         (8,696)       4,746.77
-----------------------------------------------------------------------------------------------------------------------------------
Ira Marcus                      1,000       .086552           192           13,442.77          --         (8,320)       5,122.77
-----------------------------------------------------------------------------------------------------------------------------------
                                                           221,713     $15,531,440.92  $(1,500,000)  $(1,033,274)
                                                           =======     ==============  ============
-----------------------------------------------------------------------------------------------------------------------------------

------------
/1/ Deducted by Buyer from Net Cash Proceeds and used to fund the Escrow Amount pursuant to Section  1.2(a)(iv)of the Agreement.
/2/ Deducted by Buyer from Net Cash Proceeds pursuant to Section 1.2(a)(i) of the Agreement and remitted to SND to Fund SND's withholding tax obligation relating to compensation expense for vesting of Class B Non Voting Stock.

                                  SCHEDULE II
                                  -----------

CONSULTING REVENUE - the sum of (i) all revenues generated and delivered by the SND Business Unit (exclusive of Product Sale Revenue (as defined below)) less customer discounts and other deductions and adjusted for provision for bad debts, all recognized or provided for in accordance with the SND Business Unit's applicable accounting policies and practices which are in accordance with GAAP and have been consistently applied, plus (ii) an amount equal to the value of the aggregate services by an employee of the SND Business Unit utilized by Buyer or any affiliate of Buyer on projects as to which the revenues from such projects are not paid to the SND Business Unit but are paid to Buyer or such affiliate, less (iii) an amount equal to the value of the aggregate services by an employee of the Buyer or any affiliate of Buyer on projects as to which the revenues from such projects are paid to the SND Business Unit. In addition, Consulting Revenue denominated in foreign currencies will be translated to U.S. dollars using weighted average exchange rates in effect during the period of recognition, in accordance with GAAP.

PRODUCT SALE REVENUE - purchase and resale of third party products.

CONSULTING REVENUE TARGETS - For the twelve consecutive month period commencing as of the Closing Date and ending on the first anniversary of the Closing Date (the "Earnout Period"), the minimum Consulting Revenue which the SND Business Unit must achieve to earn the Minimum Contingent Payment, (assuming the Minimum Gross Margin Target is also achieved) is Twenty Million ($20,000,000) Dollars (the "MINIMUM REVENUE TARGET"). The minimum Consulting Revenue which the SND Business Unit must achieve during the Earnout Period, to earn the Maximum Contingent Payment (assuming the Maximum Gross Margin Target is also achieved) is Twenty Two Million Five Hundred Thousand ($22,500,000) Dollars (the "MAXIMUM REVENUE TARGET"). No Contingent Payment will be made for Consulting Revenue generated that is lower than the Minimum Revenue Target. Any Consulting Revenue generated that is greater than the Maximum Revenue Target will be eligible to receive the Contingent Payment, subject to the gross margin requirements set forth below, up to the Maximum Contingent Payment as determined under the following formula:

     (achieved Consulting Revenue) - (Maximum Revenue Target) x (achieved Gross Margin Percentage) x (20%) + (the applicable Contingent Payment derived from the below Schedule of Contingent Payments for such achieved Gross Margin Percentage under the Maximum Revenue Target column).

For the avoidance of doubt, (e.g., if the achieved Consulting Revenue was $24.5 million and the achieved Gross Margin on such revenue was 54%, the Contingent Payment would be $9.02 million as follows: $24.5 million - $22.5 million x 54% x 20% + $8.8 million) .

COST OF GOODS SOLD - includes, but is not limited to, all costs associated with the delivery of consulting services, including direct salaries, direct payroll taxes, direct employee benefits including 401K, contracted services and billable travel and reasonable entertainment costs determined in accordance with the SND Business Unit's applicable accounting policies and practices which are in accordance with GAAP and have been consistently applied; provided, however, that the Cost of Goods Sold shall exclude (i) any compensation expense relating to the acceleration of the vesting of the Class B non-voting common stock immediately prior to the Closing Date, and (ii) the costs of and expenses relating to any new hires agreed to by Buyer for any new practice group for a period of ninety days.

CONTINGENT PAYMENT - a Contingent Payment will be made, in accordance with the Schedule below, not later than thirty days after the first anniversary of the Closing Date for Consulting Revenue generated during the Earnout Period, which is equal to or greater than Twenty Million ($20,000,000) Dollars and for which an average Gross Margin is achieved that is equal to or greater than the Minimum Gross Margin Target. A Contingent Payment will be made for Consulting Revenue achieved that is greater than the Maximum Revenue Target, up to the Maximum Contingent Payment, only if the average Gross Margin achieved is equal to or greater than the Minimum Gross Margin Target.

GROSS MARGIN - Gross Margin represents Consulting Revenues less Cost of Goods Sold.

GROSS MARGIN TARGETS -During the Earnout Period, the minimum average Gross Margin which the SND Business Unit must achieve to earn the Minimum Contingent Payment, (assuming the Minimum Revenue Target is also achieved) is Fifty Two Percent (52%) (the "MINIMUM GROSS MARGIN TARGET"). The average Gross Margin which the SND Business Unit must achieve during the Earnout period, to earn the Maximum Contingent Payment (assuming the Maximum Revenue Target is also achieved) is Fifty Seven Percent (57%) (the "MAXIMUM GROSS MARGIN TARGET"). No Contingent Payment will be made where the Consulting Revenue achieved during the Earnout Period has an average Gross Margin below the Minimum Gross Margin Target. Where the Consulting Revenue achieved during the Earnout Period has an average Gross Margin that is greater than the Maximum Gross Margin Target, the Contingent Payment will not exceed the Maximum Contingent Payment.

MAXIMUM CONTINGENT PAYMENT - Ten Million ($10,000,000) Dollars, which may be earned upon achieving the Maximum Revenue Target and the Maximum Gross Margin Target, or achieving a Gross Revenue above the Maximum Revenue Target at a Gross Margin which allows for the Maximum Contingent Payment to be made. No Contingent Payment will be made greater than the Maximum Contingent Payment.

MINIMUM CONTINGENT PAYMENT - Four Million ($4,000,000) Dollars, which may be earned only upon achieving both the Minimum Revenue Target and the Minimum Gross Margin Target. No Contingent Payment will be made below the Minimum Contingent Payment. (The use of the term "minimum" in "Minimum Contingent Payment" merely indicates the smallest Contingent Payment which may be achieved, provided that the Minimum Revenue Target and the Minimum Gross Margin Target is achieved, and in no way is a guarantee of receipt by the former stockholders of SND of any Contingent Payment).

                        SCHEDULE OF CONTINGENT PAYMENTS

                         CONSULTING REVENUE ($MILLION)

 Gross Margin %        $20         $20.5          $21          $21.5          $22        $22.5
--------------------------------------------------------------------------------------------------------
      52%              $ 4.00      $ 4.80         $ 5.60       $ 6.40         $ 7.20     $ 8.00
--------------------------------------------------------------------------------------------------------
      53%              $ 4.20      $ 5.04         $ 5.88       $ 6.72         $ 7.56     $ 8.40
--------------------------------------------------------------------------------------------------------
      54%              $ 4.40      $ 5.28         $ 6.16       $ 7.04         $ 7.92     $ 8.80
--------------------------------------------------------------------------------------------------------
      55%              $ 4.60      $ 5.52         $ 6.44       $ 7.36         $ 8.28     $ 9.20
--------------------------------------------------------------------------------------------------------
      56%              $ 4.80      $ 5.76         $ 6.72       $ 7.68         $ 8.64     $ 9.60
--------------------------------------------------------------------------------------------------------
      57%              $ 5.00      $ 6.00         $ 7.00       $ 8.00         $ 9.00     $10.00
--------------------------------------------------------------------------------------------------------

* For Consulting Revenue and Gross Margin values that fall between the values highlighted in the Schedule (assuming a Gross Margin achieved of at least 52%), a pro-rata Contingent Payment will be made.

                                 SCHEDULE III
                                 ------------


                           First Union National Bank
           (30 day waiver of change of control restriction obtained)

                                  SCHEDULE IV
                                  -----------

STRATEGIC NETWORK DESIGNS, INC.
CALCULATION OF GROSS MARGIN
AS OF DECEMBER 31, 1999

                                                                    YTD 12/31/99
                                                                    ------------
SALES:
Consulting Services                                                $ 8,521,454.05
Outsourcing                                                        $ 2,647,487.81
Write-offs [entails adjustments to 1999/current                       ( 66,658.92)
              calendar year invoices only]                         --------------

NET SALES                                                          $11,102,282.94
                                                                   [excludes Product Revenue-per Consulting
                                                                   Revenue definition in Schedule II of
                                                                   Stock Purchase Agreement]
                                                                   [invoices dated 12-31-98 or prior would be
                                                                   categorized as bad debt expense within
                                                                   Operating Expenses]

COST OF SALES:

Direct Salaries of Delivery Personnel                              $ 3,336,598.12
Direct Payroll taxes of Delivery Personnel                         $   239,618.28
Direct Employee Insurance/Benefits                                 $   131,393.56
                   of Delivery Personnel
Direct 401(k) Expense of Delivery Personnel                        $    67,428.02
Direct Billable/Non-Billable Expenses                              $    49,775.37
                   [Air/Lodging/Meals/Other]
Contracted Services/Subcontractor Expenses                         $ 1,224,116.49
                                                                   --------------
 TOTAL COST OF SALES                                               $ 5,048,929.84
                                                                   [excludes Cost of Product - per Cost of
                                                                   Goods Sold definition in Schedule II of
                                                                   Stock Purchase Agreement]
                                                                   --------------
 GROSS PROFIT                                                      $ 6,053,353.10
                                                                   --------------

                                  SCHEDULE V
                                  ----------

                                   Atif Butt
                                William Curran
                                   Paul Hogg
                                 Melisa Kahler
                               Emmanuel Liwanag
                                 Scott Patella
                                 Antonio Rosa
                               Larry Silverstein

                                  SCHEDULE VI
                                  -----------

                               Michael Gillespie
                                 James Gladis
                                Sabastian High
                               Michael Jongkind
                                  Ira Marcus
                                 Paul Petroski
                               Jeffrey Weinstein